UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Horizon Lines, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

You are invited to be present, either in person or by proxy, at the annual meeting of stockholders (the “Annual Meeting”) of Horizon Lines, Inc. (the “Company”), to be held at 11:00 a.m., local time, on Tuesday, June 1, 2010 at the Offices of McGuireWoods, 201 North Tryon Street, 30th Floor, Charlotte, North Carolina 28202. The Annual Meeting is being held for the following purposes:

1. To elect as Class II Directors the three nominees named in the accompanying Proxy Statement to serve a three-year term on the Company’s Board of Directors;

2. To ratify the action of the Company’s Audit Committee in appointing Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 26, 2010; and

3. To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on April 2, 2010 as the record date for the determination of Stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of Stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s headquarters at least ten days before the Annual Meeting. The Company’s headquarters are located at 4064 Colony Road, Suite 200, in Charlotte, North Carolina 28211.

The Board of Directors recommends voting FOR each of the above proposals.

Your vote is important no matter how many shares you own. Whether or not you expect to attend the meeting, please vote your shares over the internet or by telephone in accordance with the instructions on the proxy card, or complete, sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the meeting by following the procedures described in the accompanying Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 1, 2010:

The Proxy Statement and our 2009 Annual Report are available on the Company’s website, http://www.horizonlines.com.

By Order of the Board of Directors,

/s/  Robert S. Zuckerman
Robert S. Zuckerman,
Secretary

April 9, 2010
Charlotte, North Carolina

HORIZON LINES, INC.
4064 Colony Road
Charlotte, North Carolina 28211
(704) 973-7000

PROXY STATEMENT

This Proxy Statement and accompanying proxy card are being mailed beginning on or around April 9, 2010 in connection with the solicitation of proxies by the Board of Directors of Horizon Lines, Inc., for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of our Stockholders to be held on June 1, 2010, and any adjournment or postponement thereof (collectively, the “Annual Meeting”). The meeting will be held at the Offices of McGuireWoods, 201 North Tryon Street, 30th Floor, Charlotte, North Carolina 28202 at 11:00 a.m., local time. This Proxy Statement and accompanying form of proxy are first being sent or given to our stockholders on or about April 9, 2010. Our annual report (the “Annual Report”) for the fiscal year ended December 20, 2009 (“fiscal 2009”) is enclosed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 1, 2010:

The Proxy Statement and our 2009 Annual Report are available on the Company’s website, http://www.horizonlines.com.

INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

What happens at the Annual Meeting?

Our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on the Company and respond to questions from our stockholders.

What is a “proxy?”

A proxy is a legal designation giving another person permission to vote stock that you own. The person you designate is called your “proxy.” The proxy card that is included with this Proxy Statement permits you to designate Robert S. Zuckerman, our Senior Vice President, General Counsel and Secretary, and Michael T. Avara, our Senior Vice President and Chief Financial Officer, as your proxy for the Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is April 2, 2010. Each outstanding share entitles a stockholder as of the Record Date to cast one vote on each matter to be voted at the Annual Meeting.

What is a “record holder” of the Company’s common stock?

If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, then you are considered the record holder for those shares. All record holders receive this Proxy Statement.

If your shares are held through a stock broker, a bank or other nominee, then you are considered to hold your shares in “street name.” While you are the beneficial owner of those shares, you are not considered the “record holder.” If that is the case, these proxy materials have been forwarded to you by your stockbroker or bank (who actually is considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record.

How do I submit my vote?

Stockholders can vote prior to the Annual Meeting by the following methods:

1. By touch-tone telephone or by internet. — All stockholders of record can vote their shares by touch-tone telephone within the United States and Canada, or from anywhere by internet. The proxy card enclosed with this Proxy Statement provides instructions for voting by touch-tone telephone and by internet.

Street name record holders may vote by telephone or by internet if their banks or brokers make those methods available. If that is the case, your bank or broker will enclose voting instructions with this Proxy Statement. If you vote through either of these methods you do not have to return the enclosed proxy card.

2. By mail. — If you choose to vote by mail, you must complete the enclosed proxy card and return it in the postage-paid return envelope.

3. In person. — All stockholders of record are entitled to vote their shares in person at the Annual Meeting. Stockholders who hold their shares in “street name” may also vote their shares in person at the Annual Meeting if they obtain a legal proxy from the stockholder of record (the broker, bank or other institution that holds your shares.).

We request that you vote your shares by telephone or by internet to help us reduce our postage costs.

Who can attend the Annual Meeting?

All record holders as of the close of business on the Record Date, or their duly appointed proxies or representatives, may attend the meeting. We may require stockholders to present valid picture identification, such as a driver’s license or passport.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.

What proposals are being presented for shareholder vote at the Annual Meeting?

There are two proposals being presented for shareholder vote at the Annual Meeting:

•	The election of three Class II Directors to our Board (“Proposal No. 1”); and

•	The ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 26, 2010 (“Proposal No. 2”).

What are the recommendations of our Board?

Our Board recommends that you vote FOR each Proposal.

How many votes do I have?

You have one vote for each share of our common stock that you own on the Record Date. You are entitled to vote on each Proposal.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is other business, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may properly be brought before the meeting. Those persons will use their best judgment in voting your proxy.

Why are three Class II Directors being elected?

Our Certificate of Incorporation provides that each class of Directors is elected for a term that expires at the third succeeding annual meeting from the meeting at which those Directors were nominated. Our Class II Directors were originally elected to our Board in June 2007.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our capital stock outstanding on the Record Date and entitled to vote at the meeting, will constitute a quorum and will permit business to be conducted at the meeting. 31,435,809 shares of Common Stock were outstanding as of the Record Date. Proxies received but marked as abstentions, broker non-votes, and votes withheld for Director nominees or the ratification of our independent registered public accounting firm will be included in the calculation of the number of shares considered to be present at the meeting.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the record holder; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may, but is not required to, exercise discretionary voting power to vote your shares with respect to “routine” matters. A broker cannot vote your shares with respect to “non-routine” matters. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item, and has not received voting instructions from the beneficial owner. Of the two proposals being presented for shareholder vote at the Annual Meeting, Proposal No. 1 is a non-routine matter and Proposal No. 2 is a routine matter.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by (i) delivering a written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specify in the proxy.

How many votes are required to approve each proposal?

Proposal No. 1:  Our Bylaws provide that Directors are elected by a plurality of the votes cast at the meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a Director nominee.

Proposal No. 2:  This Proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

Abstentions and broker non-votes will not be counted either for or against these Proposals.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date, either in person or by proxy and entitled to vote, must be present for a quorum at the Annual Meeting. On the Record Date 31,435,809 shares of our common stock were outstanding.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for each Proposal count as “shares present” at the meeting for the purpose of determining whether a quorum exists.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted FOR each Proposal.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Proxies will be solicited by mail and through our website. Proxies may also be solicited by our Directors, officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for those services. We have also hired The Altman Group, Inc. to assist us with the solicitation of proxies. We will pay The Altman Group a fee of $6,000 plus expenses. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expenses of preparing, assembling, printing, mailing and soliciting proxies.

Do you provide electronic access to the proxy materials and annual report?

Yes. As permitted by the Securities and Exchange Commission, (the “SEC”), we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”), to certain stockholders who hold shares in “street name” through a bank, broker or other record holder. These stockholders will have the ability to access this

Proxy Statement and our 2009 Annual Report on a website identified in the Notice, or to request a printed set of these materials at no charge. Instructions on how to access these materials over the internet or to request a printed copy may be found in the Notice.

We first made the proxy solicitation materials available to such beneficial stockholders entitled to vote at the Annual Meeting at http://www.proxyvote.com on or around April 9, 2010. Our 2009 Annual Report was made available to these beneficial stockholders at the same time and by the same method. Anyone can access the Proxy Statement and the Annual Report at http://www.horizonlines.com.

Any beneficial owner may request to receive his or her proxy materials in printed form, by mail or electronically, on an ongoing basis. If you hold your shares through a bank, broker or other financial institution, please refer to the information provided by that entity for instructions on how to elect these options. Choosing to receive future proxy materials electronically will save us the cost of printing and mailing documents to stockholders, and will reduce the impact of our Annual Meetings on the environment. A stockholder’s election to receive proxy materials by mail or electronically will remain in effect until the stockholder terminates that election.

What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Each proxy card you receive should be voted by internet, telephone or mail.

Should I be receiving multiple copies of the Proxy Statement and Annual Report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211, telephone (704) 973-7000. If you want to receive separate copies of the Proxy Statement or Annual Report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address (investor.relations@horizonlines.com).

ITEMS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is currently made up of eight Directors, who are divided into three classes with staggered three-year terms.

Dan A. Colussy, Vern Clark, and William J. Flynn have been designated as Class II Directors whose office expires at the Annual Meeting. Admiral Clark U.S.N. (Ret.) and Mr. Flynn have been nominated for re-election to our Board. Mr. Colussy has decided not to stand for re-election and, in light of Mr. Colussy’s decision, the Board has nominated Stephen H. Fraser for election to the Board as a Class II Director.

James G. Cameron, Alex J. Mandl and Norman Y. Mineta have been designated as Class I Directors, who will hold office until the 2012 annual meeting of our stockholders or until their successors have been duly elected and qualified. Charles G. Raymond and Thomas P. Storrs have been designated as Class III Directors who will hold office until the 2011 annual meeting of our stockholders or until their successors have been duly elected and qualified. James W. Down resigned as a Class III Director effective December 14, 2009. Pursuant to the terms of our Bylaws and Certificate of Incorporation, the vacancy created by Mr. Down’s resignation may be filled by the vote of a majority of the Directors then in office without any need for stockholder action; any candidate so elected would be designated a Class III Director and would hold office until the 2011 annual meeting of our stockholders or until his or her successor has been duly elected and qualified.

If you do not want your shares of common stock voted for a particular Director nominee, you may indicate your preference on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitute proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board recommends a vote FOR each of the following nominees for election to three-year terms:

•	Vern Clark

•	William J. Flynn

•	Stephen H. Fraser

Biographical information about these nominees can be found in the section titled “Identification of Executive Officers and Directors” on page 14.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2010 (“fiscal 2010”). Ernst & Young LLP has served as our independent registered public accounting firm since it was retained to perform the audit for our fiscal year ended December 24, 2000. While stockholder ratification of the Audit Committee’s decision to retain Ernst & Young LLP is not required by our Bylaws or otherwise, our Board has chosen to submit that selection to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Additionally, even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the fiscal year, if it determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has advised us that the firm is independent with respect to the Company and its subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to make statements and to respond to appropriate questions from our stockholders.

Independent Registered Public Accounting Firm’s Fees and Services

The following fees were paid to Ernst & Young LLP for services rendered in fiscal 2008 and fiscal 2009:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees

Audit Fees(1)	$1,271,000	$1,350,000
Audit Related Fees(2)	15,000	19,000
Tax Fees(3)	37,700	29,800
All Other Fees	—	—

Total	$1,323,700	$1,398,800

(1)	Includes audit of our annual financial statements, audit of internal control over financial reporting, review of our quarterly financial statements included in our Forms 10-Q and assistance with and review of SEC filings, including consents and comments letters.

(2)	Includes audit of our Capital Construction Fund. For a detailed discussion of the Company’s participation in the Capital Construction Fund see the Company’s most recent Annual Report on Form 10-K.

(3)	Includes various tax-related consulting and compliance services.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Pursuant to the Company’s Audit and Non-Audit Services Pre-Approval Policy, the pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor are established annually by the Audit Committee. Any proposed services, exceeding these levels or amounts, require specific pre-approval by the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee are to be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer of the Company, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

In accordance with such policies and applicable law, all audit, audit related, and tax fees paid to Ernst & Young LLP in fiscal 2009 were pre-approved by the Audit Committee.

The Audit Committee also is responsible for maintaining hiring policies for employees and former employees of the independent registered public accounting firm. We have not hired any employees or former employees of the independent registered public accounting firm engaged on our account for the last three years.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting, and entitled to vote in respect thereto is required to ratify the selection of Ernst & Young as the Company’s independent registered public accountants for fiscal 2010.

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2010.

CORPORATE GOVERNANCE AND OUR BOARD, COMMITTEES, DIRECTORS, AND EXECUTIVES

BOARD AND CORPORATE LEADERSHIP — STRUCTURE, GOVERNANCE PHILOSOPHY, AND COMMITTEE ROLES

Our business and affairs are managed by our Board. To carry out its responsibilities, the Board has established the three standing committees described below, in the section titled “Committees of the Board of Directors.”

In accordance with requirements under the Jones Act and other federal statutes, our Bylaws provide that no more than a minority of the members of our Board or any Committee necessary to constitute a quorum may be non-U.S. citizens. In addition, a majority of the members of our Board must be U.S. citizens. Each member of our Board is a U.S. Citizen.

Board Leadership Structure

The Board believes that it is in the best interest of the stockholders and the Company to have the flexibility to determine the best Director to serve as Chairman of the Board, whether such Director is an independent Director, an employee or the Chief Executive Officer. Currently, our leadership structure provides for the Chairman and Chief Executive Officer roles to be held by one individual. Furthermore, the Board has provided for a Lead Independent Director to promote the effective and independent governance of the Company. Mr. Raymond has held the dual roles of Chairman and Chief Executive Officer since October 2006. The Board created the position of Lead Independent Director in May 2008 and appointed Mr. Flynn to that position.

Pursuant to our Bylaws, the Lead Independent Director is responsible for calling, establishing the agendas for, and moderating meetings or sessions of the non-management or independent Directors. The Lead Independent Director also serves as a liaison between the Chairman and the independent Directors.

Our Board believes this structure provides balance by providing a focal point for the independent work and independent functions of the Board and our independent Directors while enabling the Chairman and Chief Executive Officer to provide the cohesive leadership necessary to operate a complex business enterprise. At this time, our Board has found no compelling economic, governance, or succession planning reasons to change the current structure.

Director Independence

Our Board, with the assistance of legal counsel, reviews annually the independence of each Director. During these reviews, the Board considers all transactions and relationships between each Director (and his immediate family and affiliates) and the Company to determine whether any of those transactions or relationships are inconsistent with a determination of independence. The Board determined that none of the Directors who qualify as independent have a material business, financial or other relationship with the Company, other than as a Director or stockholder of the Company. In addition, no Director serves as a director, trustee or executive officer of any charitable organization that, in any single fiscal year, receives contributions from the Company in an amount that exceeds the greater of $1 million or two percent of the revenues of that organization. Our Board has determined that no transactions or relationships exist that would disqualify Messrs. Cameron, Clark, Colussy, Flynn, Mandl, Mineta, or Storrs under the rules of The New York Stock Exchange and that each of them satisfies the independence requirements of The New York Stock Exchange.

Similarly, we have determined that Mr. Fraser, the Board’s nominee for election to the Board as a Class II Director, satisfies the independence requirement of The New York Stock Exchange and that no transactions or relationships exist that would disqualify him under the rules of The New York Stock Exchange.

Our Board determined that Mr. Raymond, our Chief Executive Officer, does not satisfy the independence requirements of The New York Stock Exchange. None of the other Directors determined by the Board to be independent has any relationship with us other than as director and/ or stockholder.

Director Criteria, Diversity, and Nomination Process

Pursuant to its charter and our corporate governance guidelines, the Nominating and Corporate Governance Committee is responsible for considering and recommending all nominees for election as Directors, including stockholder nominees. However, the final approval of any candidate’s nomination is determined by our Board. The Nominating and Corporate Governance Committee has established board candidate guidelines which set the criteria to be considered in evaluating the candidacy of an individual for membership on the Board. Those candidate guidelines are attached to our corporate governance guidelines and are made available on our website at http://www.horizonlines.com under the “Investors” tab. Among the many criteria that the Nominating and Corporate Governance Committee considers is whether a potential candidate will bring diverse perspectives to the Board, including diversity in professional experience and diversity in terms of race, gender, age and background. As part of the evaluation process, a candidate’s educational and work experiences, personal characteristics, and involvement in civic and community activities are assessed to determine the scope of diverse perspectives that the candidate may have to offer.

Suggestions for Directors nominations may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at the Company’s principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Any such submission must be accompanied by the written consent of the candidate, which states that he or she consents to being nominated in the Company’s Proxy Statement, and serve as a Director, if elected. Further, such nominations must be submitted in a manner that complies with Section 2.11 of our Bylaws, which establishes certain requirements for the information that must be provided by the nominating stockholder (or Stockholder Associated Person, as defined in our Bylaws), and the timeliness of the notice of such nomination. Section 2.11 the Company’s Bylaws was amended by the Board in January 2009 to ensure that complete information regarding the interest of a nominating stockholder is fully disclosed. We will furnish a copy of the Bylaws to any person, without charge, and upon written request directed to our Corporate Secretary at our principal executive offices.

Our Nominating and Corporate Governance Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate. Among other things, the Nominating and Corporate Governance Committee will consider the experience and qualifications of each candidate as well as his or her past or anticipated contributions to the Board and its Committees.

In preparing for the nominating process for the 2010 Annual Meeting, the Nominating and Corporate Governance Committee retained Heidrick & Struggles, a nationally recognized, third party search firm, to assist in identifying potential candidates for the Board. The Committee worked with Heidrick & Struggles to develop a work plan, position specifications, a skills and qualifications matrix, and target lists. Particular emphasis was placed on identifying candidates that could bring strong transportation and logistics experience to the Board. Based on input from the Committee, initial lists were narrowed and interviews with potential candidates were scheduled and conducted with individual members of the Nominating and Corporate Governance Committee. The search process resulted in the Committee’s recommendation of Stephen H. Fraser for election to the Board at the 2010 Annual Meeting.

For more information regarding stockholder nominations of director candidates for the 2011 Annual Meeting, see the section titled “Submission of Stockholder Proposals” in this Proxy Statement, as well as our Bylaws, which are available at http://www.horizonlines.com under the “Investors” tab.

Risk Oversight

The Company’s Corporate governance Guidelines provide that the “business and affairs of the Corporation are managed under the direction of the Board,” and in fulfilling this responsibility, the Board plays both a direct and indirect role in the Company’s overall risk management process. Examples of the direct role played by the Board are reflected in the responsibilities and duties assigned to the various Board committees. These examples are not exhaustive, and the Committees’ charters provide more fulsome details on the scope of such responsibilities and duties.

Committees	Risk Related Duties and Responsibilities

Audit Committee	Among the many responsibilities of the Audit Committee is the duty to review the effectiveness of the Company’s internal controls over financial reporting as well as the duty to review the effectiveness of the Company’s procedures for monitoring compliance with all applicable laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.
Compensation Committee	Among the many responsibilities of the Compensation Committee is the duty to oversee and administer the Company’s executive compensation programs and policies and to periodically review their operation to ensure the achievement of their intended purposes as well as the duty to review succession planning and management development activities and strategies for key officers of the Company and its subsidiaries.
Nominating and Corporate Governance Committee	Among the many responsibilities of the Nominating and Corporate Governance Committee is the duty to direct the search for, evaluate the qualifications of, and select candidates for nomination to the Board as well as the duty to formulate, annually review, and ensure the compliance with the Company’s Corporate Governance Guidelines.

The Board, as a whole, also oversees and manages the Company’s strategic responses to the various risk factors faced by the Company. These risk factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K and include, but are not limited to, government investigations, class action litigation, significant operating initiatives, future liquidity, and the Company’s substantial indebtedness. In an effort to further improve upon the Board’s understanding of risks facing the Company as well as to better understand management’s efforts to mitigate such risks, the Board had asked management to explore a more process oriented approach to risk identification and tracking. In furtherance of this more processed oriented approach, management at the request of the Board began an effort during 2009 to implement an Enterprise Risk Management framework.

Through this effort, management has developed an enterprise-wide process for identifying risks, for monitoring risks and management’s mitigation efforts, and for reporting on risks. Management’s implementation progress has been monitored quarterly by the Audit Committee. Additionally, the entire Board now receives updates on the implementation progress and monitors identified key risks through a risk reporting dashboard and through detailed discussions on key risks.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee with assistance from management reviewed the Company’s compensation policies and procedures for all employees to determine whether they present a significant risk to the Company. The review included a consideration of the incentives that the Company’s compensation policies and procedures create, and factors that may reduce the likelihood of excessive risk taking. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines

The Board believes that a commitment to good corporate governance enhances shareholder value. To that end, the Board has adopted governance policies and procedures to ensure effective governance of the Board and the Company. Our corporate governance guidelines, as amended from time to time, may be found on our web site at, http://www.horizonlines.com. Our corporate governance guidelines also are available in print to any stockholder upon written request, directed to our Corporate Secretary at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our Board intends to review its corporate governance principles, Committee charters and corporate governance matters annually or more often if necessary, to remain current in all aspects of corporate governance.

Code of Ethics

We have adopted the Horizon Lines Code of Business Conduct and Ethics (the “Code of Ethics,”) which is applicable to all of our Directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior financial officers performing similar functions. The Code of Ethics satisfies all requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC pursuant to that Act, as well as the listing standards established by The New York Stock Exchange. The Code of Ethics is posted on our website under “Corporate Governance” at http://www.horizonlines.com. The Code of Ethics is available in print to any stockholder or interested person, without charge and upon written request directed to our Corporate Secretary at our principal executive offices.

Waivers of provisions from the Code of Ethics may be granted to a Director or an executive officer of the Company only by our Board or by a Committee designated by our Board. Any waiver granted to any Director or executive officer will be publicly disclosed as required by The New York Stock Exchange and applicable laws, rules and regulations. During fiscal 2009 no such waivers were granted. The Code of Ethics is also reviewed periodically, and we may issue additional policy statements from time to time, either to address topics not covered in the Code of Ethics or to provide greater detail on topics already covered.

Board Meetings and Attendance

Our Board met twelve times and acted by unanimous written consent three times during fiscal 2009. Each incumbent Director attended at least seventy five percent (75%) of the total of all Board and Committee meetings he was entitled to attend during fiscal 2009. Five Directors attended the 2009 Annual Meeting in person.

Executive Sessions of the Board

The non-management Directors meet in conjunction with regular Board meetings outside the presence of management in executive sessions. In addition, certain independent Directors met in executive session three times in fiscal 2009. After each executive session, a designated Director updates the Chief Executive Officer on the key items discussed. The Lead Independent Director presides at all such regularly scheduled executive sessions of the non-management Directors.

Committees of the Board of Directors

Pursuant to our Bylaws, the Board has established three committees to perform certain management and administration functions: the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee. The composition of these Board Committees complies with the rules of The New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002, including applicable independence requirements. The charters of each of the Audit, Compensation and Nominating and Corporate Governance Committees, as amended from time to time, are available on our website at http://www.horizonlines.com under the “Investors” tab. Once you have accessed the “Investors” section of our website, click the “Corporate Governance” link under the “Company Information” heading. Alternatively, each charter is available in print to any stockholder, by written request to the Company’s Corporate Secretary, at the Company’s principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211.

Compensation Committee

The Compensation Committee was established by the Board to oversee the determination, implementation and administration of the compensation for the Company’s executive officers. The Compensation Committee met twelve times in fiscal 2009. The current members of the Compensation Committee are Messrs. Cameron

(Chairman), Clark, Colussy, and Flynn. Mr. Down served as a member of the Compensation Committee during fiscal 2009 until his resignation from the Board on December 14, 2009 and was chairman during a portion of fiscal 2009. Mr. Flynn was chairman for the other portion of fiscal 2009.

Each member of the Compensation Committee qualifies as independent under The New York Stock Exchange’s listing requirements, as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 of the Exchange Act. The Compensation Committee has the following specific responsibilities regarding executive compensation:

•	To review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, establish a procedure for evaluating the Chief Executive Officer’s performance, evaluate such performance annually in light of those pre-established goals and objectives, and annually review and set the base salary and other annual and long-term compensation of the Chief Executive Officer.

•	To determine the compensation of the Company’s other executive officers under such procedures as it determines are appropriate, which may be similar to the procedures used to determine the Chief Executive Officer’s compensation.

•	To evaluate the total compensation paid to each executive officer, including base salary, annual incentives, long-term incentives, retirement plans, perquisites (if applicable) and all other compensation payable in the ordinary course and under any applicable special circumstances.

•	To approve grants under and to administer the Company’s stock-based compensation plans.

•	To perform such duties and responsibilities as may be assigned to it under the terms of any executive compensation plan or otherwise delegated to it by the Board in connection with such a plan.

•	To review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual Proxy Statement or Annual Report on Form 10-K. The Compensation Discussion and Analysis for fiscal 2009 begins at page 23.

•	To prepare the Compensation Committee Report for inclusion in the Company’s annual Proxy Statement or Annual Report on Form 10-K. The Compensation Committee Report is located at page 34.

•	To adopt, and then review and assess on an annual basis, a compensation philosophy which contains the core principles of the Company’s compensation programs for executives.

•	To assess the Company’s compensation policies and practices for all employees to determine if such policies and practices pose risks that could have a material adverse effect on the Company.

•	To administer the Company’s executive compensation programs and policies, including the Company’s stock ownership guidelines, and to periodically review their operation to ensure the achievement of their intended purposes.

•	To review succession planning and management development activities and strategies for key officers of the Company and its subsidiaries.

•	To establish such policies as it deems appropriate regarding delegation of authority to executive officers.

The Compensation Committee operates under a written charter that describes these and other responsibilities that have been assigned by the Board to the Compensation Committee. The charter also describes membership standards and procedures of the Compensation Committee. The Compensation Committee regularly reports to the Board, reviews the adequacy of its charter at least annually and conducts an annual evaluation of its performance.

The Compensation Committee also has the responsibility to review and evaluate, on at least an annual basis, the compensation for non-management members of the Board and to make recommendations to the

Board regarding such compensation. Only non-management Directors are compensated for their service as Directors. The compensation for non-management Directors is described at page 43.

Role of Executive Officers in Compensation Setting.  The Chief Executive Officer annually reviews the performance of each executive officer and certain other executives. His own performance is separately reviewed by the Compensation Committee without him present. The Chief Executive Officer recommends salary adjustments and annual award amounts for those executives based on his review of their performance. The Compensation Committee may exercise discretion to modify any recommended salary adjustment or compensation award as it deems appropriate under the circumstances. Decisions regarding compensation for other employees are made by the Chief Executive Officer in consultation with executive officers, except for stock-based compensation which is determined by the Compensation Committee.

Company management makes recommendations to the Compensation Committee regarding stock-based compensation for all non-executive employees of the Company. Management also develops and presents to the Compensation Committee recommendations for the design of compensation programs, including stock and cash-based incentives and other programs designed to attract, motivate and retain key employees.

The Compensation Committee has unrestricted access to the Company’s management and may request the participation of management in any discussion of a particular subject at any meeting. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs. When the Compensation Committee meets in executive session, neither the Chief Executive Officer, the Vice President of Human Resources nor any other member of management is present. The Chief Executive Officer does not participate in any discussions regarding his compensation.

The Compensation Committee may request the participation of management or outside advisers as it deems necessary or appropriate. The Compensation Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management Directors only. On occasion, the Compensation Committee may seek approval or ratification of certain compensation decisions by the Board when the Board meets in executive session of non-management Directors only.

Use of Compensation Consultants.  The Compensation Committee has the authority, without any further approval from the Board, to retain advisers and experts as it deems appropriate, including compensation consultants. In retaining a compensation consultant, the Compensation Committee has sole authority to approve the consulting firm’s fees and other terms of the engagement, and has the sole authority to terminate the consultant.

During fiscal 2009, the Compensation Committee engaged an independent executive compensation consulting firm, Towers Watson (formerly Towers Perrin), to advise it on compensation matters. Towers Watson was engaged to help develop a custom peer group and analyze compensation data for the peer group, to assist in developing appropriate designs for annual performance-based compensation, and to analyze proposed awards of stock-based compensation and assist in designing the terms of those awards.

Towers Watson does not provide any services to the Company or any of its subsidiaries. Its only role is to advise the Compensation Committee on executive and Director compensation.

Audit Committee

The members of the Audit Committee are Messrs. Storrs (Chairman), Cameron, and Mandl. Messrs. Storrs and Mandl have each been designated as “Audit Committee Financial Experts.” The principal functions of the Audit Committee are:

•	Assist our Board in fulfilling its responsibility to oversee:

(i) The Company’s relationship with its independent auditor; including the auditor’s qualifications, independence and performance;

(ii) The integrity of the Company’s financial statements and reporting practices;

(iii) The Company’s compliance with legal and regulatory requirements; and

(iv) The performance of the Company’s internal audit function.

•	Appoint, compensate, retain, oversee, evaluate and (when necessary or desirable), terminate the Company’s independent auditor.

•	Prepare the Committee’s report, required by SEC rules to be included in the Company’s annual proxy statement.

The Audit Committee met four times in fiscal 2009.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Flynn (Chairman), Clark , Colussy, and Mineta. The principal functions of the Nominating and Corporate Governance Committee are:

•	Establish criteria for the selection of new Directors and submit those criteria to the Board for approval.

•	Identify and approve individuals qualified to serve as members of our Board.

•	Select Director nominees for our Annual Meeting of Stockholders;

•	Evaluate the performance of our Board and Board Committees.

•	Review and recommend to our Board, any appropriate changes to the membership of the Committees of the Board.

•	Develop guidelines and oversight regarding corporate governance.

•	Review, approve, and, if necessary, amend the Company’s corporate governance documents.

The Nominating and Corporate Governance Committee engaged an independent, executive search firm, Heidrick & Struggles, in 2009 and 2010 to provide succession planning services as well as assist the committee in identifying potential nominees for the Board. The Nominating and Corporate Governance Committee met four times in fiscal 2009.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers and the members of our Board, including nominees for Director, as of April 2, 2010:

Name	Age	Position

Charles G. Raymond	66	President and Chief Executive Officer, Chairman of the Board of Directors
Michael T. Avara	51	Senior Vice President, Chief Financial Officer, and Treasurer
John V. Keenan	52	Senior Vice President and Chief Operating Officer
Brian W. Taylor	51	Senior Vice President, International Services
Robert S. Zuckerman	65	Senior Vice President, General Counsel and Secretary
James G. Cameron	64	Director
Alex J. Mandl	66	Director
Norman Y. Mineta	78	Director
Admiral Vern Clark U.S.N. (Ret.)	65	Director
Dan A. Colussy	78	Director(1)
William J. Flynn	56	Director and Lead Independent Director
Stephen H. Fraser	52	Nominee for Director
Thomas P. Storrs	56	Director

(1)	Mr. Colussy’s term expires in 2010, and he is not standing for re-election.

Executive Officers

Charles G. Raymond has served as President and Chief Executive Officer and as a Director of the Company and Horizon Lines Holding Corp., or Horizon Lines Holding, since July 2004 and as a director of Horizon Lines, LLC or Horizon Lines, since November 1999 and President and Chief Executive Officer of Horizon Lines since December 1999. He was a director of H-Lines Finance Holding Corp., or H-Lines Finance, from December 2004 through September 2007. Mr. Raymond became Chairman of our Board in October 2006. Mr. Raymond has held various senior management positions during his 43-year transportation career, including Group Vice President — Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Domestic Shipping, LLC and CSX Lines, LLC. He currently serves as a member of the National Maritime Security Advisory Council. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council, which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

Michael T. Avara was appointed Senior Vice President and Chief Financial Officer of the Company effective April 4, 2008. Previously, he served as Vice President, Investor Relations and Treasurer of the Company from September 2007. Mr. Avara served as Treasurer of the Company, Horizon Lines Holding and H-Lines Finance from August 2005 through September 2007, as Vice President, Investor Relations, of Horizon Lines from March 2005 through August 2007 and as Treasurer of Horizon Lines from March 2004 through August 2007. He is responsible for the accounting, finance, audit, treasury, risk management, strategic planning and investor relations functions for Horizon Lines and its business units. Prior to joining Horizon Lines in March 2004, Mr. Avara spent 21 years in various accounting and finance functions at CSX Corporation and its subsidiaries, where he most recently served for two years as Assistant Vice President, Corporate Finance, including seven years with CSX Lines, LLC and Sea-Land Service, Inc., where he held the position of Controller. Mr. Avara began his career in public accounting with Coopers & Lybrand and is a certified public accountant, maintaining a license in the State of Maryland. Mr. Avara received both an M.B.A. in Finance and a B.A. in Accounting from Loyola College in Baltimore, Maryland.

John V. Keenan has served as Senior Vice President and Chief Operating Officer of the Company since January 2010. Prior to assuming his present position, he served as President and Chief Operating Officer of Horizon Lines, LLC from September 2007, Senior Vice President and Chief Transportation Officer of the Company from February 2006 through August 2007, Senior Vice President and Chief Operating Officer of the Company and Horizon Lines Holding from July 2004 through January 2006, of Horizon Lines from June 2003 through January 2006 and of H-Lines Finance from December 2004 through September 2007. Mr. Keenan joined Sea-Land in 1983 where he held numerous leadership positions. He served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 30-year veteran of the transportation industry, he began his career in 1979 as a member of the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

Brian W. Taylor has served as Senior Vice President International Services since January 2010. Prior to assuming his present position, he served as President of Horizon Logistics Holdings, LLC from August 2007, and Senior Vice President, Sales and Marketing, of Horizon Lines, from February 2006 through August 2007. He served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines from June 2000 through January 2006. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Previously, Mr. Taylor held various management positions in sales and marketing both in North America and Asia, including General Manager, of Buyers Consolidators, Ltd., Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his Bachelor of Commerce and M.B.A. in Business and Financial Management from Concordia University.

Robert S. Zuckerman has served as Senior Vice President, General Counsel and Secretary of the Company since January 2010, Vice President, General Counsel and Secretary of Horizon Lines Holding since July 2004, Secretary of Horizon Lines since January 2000, and Vice President and General Counsel of Horizon Lines since August 2000. He also served as Vice President, General Counsel and Secretary H-Lines Finance from December 2004 through September 2007. Prior to serving in his current positions, Mr. Zuckerman was Vice President, General Counsel and Secretary of the Company from July 2004 and Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and Sea-Land Service for 33 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as an Assistant Field Office Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

Class I Incumbent Directors — Term Expiring in 2012

James G. Cameron has served as a Director of the Company and Horizon Lines Holding since July 2004. From August 2008 to May 2009, he served on the board of Production Enhancement Group, Inc., an oil field services company. Mr. Cameron was the President of Omega Management, LLC, a management consulting company specializing in the petrochemical services industry from July 2003 to December 2006. He also served as a Director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy.

Mr. Cameron’s Experience, Qualifications, and/or Skills: accounting and/or finance expertise, experience in supply chain/logistics, transportation, and international markets, familiarity with enterprise risk management, service on the boards of other public companies, citizen of the United States, and “ independent” in accordance with the requirements of The New York Stock Exchange

Alex J. Mandl has served as a Director of the Company since June 2007. Mr. Mandl has been the Chairman of the Board of Gemalto, a global leader in digital security, since December 2007. From June 2006 to November 2007, he was the Executive Chairman of Gemalto. Mr. Mandl has also served as the President and Chief Executive Officer and a member of the Board of Gemplus, positions he held since August 2002. He has served as a principal in ASM Investments, a company focusing on technology investments, since April 2001. Previously, Mr. Mandl served as Chairman and CEO of Teligent, President and Chief Operating Officer of AT&T and Chairman and CEO of Sea-Land Service, Inc, the domestic and international predecessor of Horizon Lines. Teligent filed for bankruptcy protection in May 2001, a month after Mr. Mandl’s departure from the company. Mr. Mandl currently serves on the boards of Gemalto, Dell Inc., Hewitt Associates, and Visteon Corporation. Mr. Mandl holds an MBA from the University of California at Berkeley and a BA in economics from Willamette University.

Mr. Mandl’s Experience, Qualifications, and/or Skills: current or recent public company CEO, designated financial expert, experience in supply chain/logistics, transportation, consumer, and international markets, familiarity with enterprise risk management, service on the boards of other public companies, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

Norman Y. Mineta has served as a Director of the Company since December 2006. Mr. Mineta is currently Vice Chairman of Hill & Knowlton, one of the world’s premier communications consultancies. His distinguished career includes 20 years in the U.S. House of Representatives representing the heart of California’s Silicon Valley, the chair of the National Civil Aviation Review Commission and cabinet service under two United States presidents. In December 2006, Mr. Mineta was awarded the Presidential Medal of Freedom. Mr. Mineta joined the administration of President George W. Bush in January 2001 and was the longest serving Secretary of Transportation in the history of that cabinet post. He also served as U.S. Secretary of Commerce under President Bill Clinton. Prior to joining the Clinton Administration, he was vice president of Lockheed Martin. Mr. Mineta currently serves on the boards of AECOM Technology Corporation and SJW Corp.

Mr. Mineta’s Experience, Qualifications, and/or Skills: extensive and distinguished experience in public and government service, experience in transportation and international markets, familiarity with enterprise risk management, service on the boards of other public companies, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

Class II Incumbent Director Nominees — Terms Expiring in 2010

Vern Clark U.S.N. (Ret.) has served as a Director of the Company since June 2007. Admiral Clark retired from the Navy in September 2005 following 37 years of distinguished military service. Admiral Clark’s Navy experience includes having served over half his career in command starting with a Patrol Gunboat as Lieutenant and concluding in the halls of the Pentagon as the Chief of Naval Operations (CNO) and a member of the Joint Chiefs of Staff. In between he commanded ships, two destroyer squadrons, the Atlantic Fleet’s Anti-Submarine Warfare Training Center, a carrier battle group, the Second Fleet, NATO’s Striking Fleet, and the Atlantic Fleet. Admiral Clark now serves on the Board of Directors of Raytheon Company, Rolls Royce North America, and is on the World Board of Governors of the USO. Admiral Clark also serves on the Board and as Chairman of SRI International. In the world of education he was named a Distinguished Professor at Regent University and he is a Trustee at Regent University, Vanguard University and a member of the Board of Visitors at Air University. He serves as a senior advisor with Booz Allen Hamilton, the Defense Policy Board, the advisory boards of Fleishman-Hillard, Computer Science Corporation, Cubic Defense Applications, Robertson Fuel Systems, Northrop Grumman Corporation, and the Executive Committee of Military Ministry. Admiral Clark earned his undergraduate degree from Evangel College in Springfield, Missouri, and an MBA from the University of Arkansas. He has since received Honorary Doctorate Degrees from the University of Toledo, Old Dominion University, Northwest University and Palm Beach Atlantic University.

Mr. Clark’s Experience, Qualifications, and/or Skills: extensive and distinguished military service, experience in supply chain/logistics and international markets, familiarity with enterprise risk management, service on the boards of other public companies, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

William J. Flynn has served as a Director of the Company since November 2006 and the Lead Independent Director since May 2008. Mr. Flynn has served as President and CEO and as a director of Atlas Air Worldwide Holdings, a publicly traded provider of air industry operations serving global freight transportation needs through its two subsidiary certificated airlines, Atlas Air, Inc. and Polar Air Cargo, since June 2006. Mr. Flynn served as President and CEO of GeoLogistics Corp. from August 2002 to June 2006 and as Senior Vice President of CSX Corporation from April 2000 to July 2002. He currently serves as a director of Republic Services, Inc. Mr. Flynn has spent nearly 30 years in the transportation industry and has also held senior executive positions with PWC Logistics and Sea-Land Service, Inc. He holds a B.A. degree in Latin American Studies from the University of Rhode Island and a Master’s degree from the University of Arizona.

Mr. Flynn’s Experience, Qualifications, and/or Skills: current or recent public company CEO, accounting and/or finance expertise, experience in supply chain/logistics, transportation, and international markets, familiarity with enterprise risk management, service on the boards of other public companies, commitment to serve as Lead Independent Director, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

Class II Director Nominee

Stephen H. Fraser has been nominated to serve as a Class II Director of the Company. From September 2008 to December 2009, Mr. Fraser served as Executive Vice President, Corporate Strategy of GENCO Supply Chain Solutions where he also served as Chief Executive Officer of GENCO’s three reverse logistics business units. From May 2000 to January 2008 Mr. Fraser was President and Chief Executive Officer of May Logistics Services and ADS Logistics, two logistics companies with common ownership, that provided consumer/packaged goods and metals warehousing and transportation logistics solutions. ADS Logistics filed for bankruptcy protection in September 2009, 20 months after Mr. Fraser’s departure from the company. From 1996 to 2000 Mr. Fraser served in a variety of leadership positions at divisions of GATX Corporation, including Managing Director, Chemical Logistics, Chief Operating Officer of GATX EnviroLease, and Chief Operating Officer Inventory Monitoring Services. Prior to that, Mr. Fraser was founder and general partner in IBMI and IMPAC (environmental logistics service companies), and subsequently of EnviroLease Corporation (an environmental transportation equipment leasing company) which was acquired by GATX Capital Corporation in 1996. Mr. Fraser began his career by working for 10 years at GE Sea Containers, which was principally involved in the financing and leasing of shipping containers, chassis, ships and rolling stock; he served both in the US and UK, with national and global sales and marketing responsibilities for their various divisions. Mr. Fraser serves on the boards of Nautilus International Holding Corporation and Focus Products Group and is former Chairman of International Teams. Mr. Fraser holds a Bachelor of Science degree in Economics and Political Science from Columbia University.

Mr. Fraser’s Experience, Qualifications, and/or Skills: experience in supply chain/logistics, transportation, and international markets, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

Class III Incumbent Directors — Terms Expiring in 2011

Charles G. Raymond. See “Identification Of Executive Officers And Directors — Executive Officers” for the biography of Mr. Raymond.

Mr. Raymond’s Experience, Qualifications, and/or Skills: current or recent public company CEO, accounting and/or finance expertise, experience in supply chain/logistics, transportation, and international markets, familiarity with enterprise risk management, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

Thomas P. Storrs has served as a Director of the Company since June 2007. Mr. Storrs is currently an Executive Officer of Takata Corporation, Tokyo, Japan. Mr. Storrs served on the board of directors of Takata Corporation from 2005 until 2008 and has held numerous senior management positions with Takata and affiliated companies since Takata acquired Burlington Industrial Fabrics in 1988. From 1998 to 2005, he served as President and Chief Operating Officer, and from 1995 to 1998, he was Treasurer and Chief Financial Officer of TK Holdings Inc. From 1993 to 1995, Mr. Storrs was President and Chief Operating Officer of Inflation Systems Inc., and from 1988 to 1993, he was Executive Vice President and Chief Financial Officer of Highland Industries. Prior to these positions, he was Vice President of Operations and Controller of Burlington Industrial Fabrics. Mr. Storrs earned his BA in economics and mathematics at Yale College and an MBA from the Darden School of the University of Virginia.

Mr. Storrs’ Experience, Qualifications, and/or Skills: designated financial expert, experience in supply chain/logistics, consumer, and international markets, familiarity with enterprise risk management, service on the boards of other public companies, citizen of the United States, and “independent” in accordance with the requirements of The New York Stock Exchange

LEGAL PROCEEDINGS

On March 9, 2010, the Company’s Board of Directors and certain current and former officers of the company were named as defendants in a shareholder derivative lawsuit filed in the Superior Court of Mecklenburg County, North Carolina. The derivative suit was filed by a shareholder named Patrick Smith purportedly on behalf of Horizon Lines, Inc. claiming that the Directors and current and former officers named in the complaint breached their fiduciary duties and damaged the Company by allegedly causing the Company to engage in an antitrust conspiracy in the ocean shipping trade routes between the continental United States and Alaska, Hawaii, Guam and Puerto Rico.

The relief being sought by the plaintiff includes monetary damages, fees and expenses associated with the action, including attorneys’ fees, and appropriate equitable relief. The Company is unable to predict the outcome of this lawsuit.

On December 31, 2008, a securities class action lawsuit was filed by the City of Roseville Employees’ Retirement System in the United States District Court for the District of Delaware, naming the Company and six current and former employees, including our Chief Executive Officer, as defendants. The Company filed a motion to dismiss and the Court granted the motion to dismiss on November 13, 2009; however, the plaintiffs were granted leave to file an amended complaint. The Company and the plaintiffs agreed to extend the time to file the amended complaint, and the plaintiffs filed their amended complaint on December 23, 2009. The amended complaint added two of our current and former employees as defendants. The Company filed a motion to dismiss the Amended Complaint on February 12, 2010.

The amended complaint purports to be on behalf of certain purchasers of our common stock. The complaint alleges, among other things, that the Company made material misstatements and omissions in connection with alleged unlawful price-fixing in the Company’s shipping business in Puerto Rico. The relief being sought includes class certification, compensatory damages, rescission and/or rescissory damages, prejudgment interest and/or opportunity cots, and fees and expenses associated with the action, including attorneys’ fees. We are unable to predict the outcome of this lawsuit; however, the Company believes that it has appropriate disclosure practices and intends to vigorously defend against the lawsuit.

COMMUNICATIONS WITH STOCKHOLDERS

Stockholders and interested parties who wish to send communications to our Board, any individual Director, our Lead Independent Director, or our independent Directors or non-management Directors as a group, may do so by addressing their correspondence to the appropriate party, c/o Corporate Secretary, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Depending upon the subject matter of the communication, our Corporate Secretary will, as appropriate:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly where it contains a request for information about the Company; or

•	decline to forward the communication if it is primarily commercial in nature, or if it relates to an inappropriate subject matter.

Stockholder complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the attention of the Chairman of the Audit Committee, Thomas Storrs, c/o Corporate Secretary. All stockholder communications will be periodically summarized for our Board and each letter will be made available to any Director upon request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

			Percentage of
	Shares of		Total Common
Name and Address of Beneficial Owner	Common Stock		Stock (%)(1)

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	3,446,876	(2)	10.5
FMR LLC 82 Devonshire Street Boston, MA 02109	2,480,267	(3)	7.6
Orange Capital, LLC 1370 Avenue of the America 26th Floor New York, NY 10019	2,210,262	(4)	6.7
Pioneer Global Asset Management S.p.A. Galleria San Carlo 6 Milan, Italy	1,692,661	(5)	5.2

(1)	Based on the number of shares of our common stock owned by each stockholder as set forth above and 32,764,699 shares of our common stock outstanding as of April 2, 2010. Includes 1,328,890 shares for which certain current or former employees have the right to acquire beneficial ownership, as of April 2, 2010, or within 60 days thereafter, pursuant to the exercise of stock options.

(2)	Based solely on the Schedule 13G filed by Janus Capital Management LLC and Janus Venture Fund on February 16, 2010. As a result of its role as an investment advisor or sub-advisor to certain managed portfolios, Janus Capital Management LLC may be deemed to be the beneficial owner of 3,446,876 shares while Janus Venture Fund, a registered investment company, has sole voting and dispositive power over 1,671,033 shares.

(3)	Based solely on the Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 16, 2010. All of such shares are held by FMR LLC with sole dispositive power; 2,310,257 of such shares are held by FMR LLC with sole voting power. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC is the beneficial owner of 416,609 of such shares. Edward C. Johnson 3d and FMR LLC through its control of Fidelity and the funds, each has sole power to dispose of the 416,609 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR

LLC., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 2,246,967 of such shares listed as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,246,967 shares and sole power to vote 2,089,557 of such shares listed that are owned by the accounts managed by PGATC. The total number of shares of common stock set forth in the table above does not include up to 404,009 shares of common stock resulting from the assumed conversion of the Company’s 4.25% Convertible Senior Notes held by any of the foregoing investment companies.

(4)	Based solely on the Schedule 13G filed by Orange Capital, LLC as of February 2, 2010. All such shares are held by Orange Capital, LLC, Orange Capital Master I, Ltd. and Daniel Lewis with shared voting and dispositive power.

(5)	Based solely on the Schedule 13G filed by Pioneer Global Asset Management S.p.A. on February 12, 2010. Pioneer Global Asset Management S.p.A. (“PGAM”) and Pioneer Investment Management, Inc. (“PIM”) have shared voting and dispositive power of all such shares. PIM is a direct subsidiary of PGAM.

The following table sets forth, as of April 2, 2010, certain information with respect to our common stock owned beneficially by (1) each Director or Director nominee, (2) each of our named executives, and (3) all executive officers and Directors as a group. To our knowledge, each of the beneficial holders listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

		Percentage of
	Shares of	Total Common
Name of Beneficial Owner	Common Stock(1)	Stock (%)(2)

Charles G. Raymond	891,600	2.7
Michael T. Avara	140,025	*
John W. Handy	0	*
John V. Keenan	541,119	1.7
Brian W. Taylor	432,629	1.3
Robert S. Zuckerman	81,337	*
James G. Cameron	30,591	*
Alex J. Mandl	22,053	*
Norman Y. Mineta	22,630	*
Admiral Vern Clark U.S.N. (Ret.)	21,327	*
Dan A. Colussy	28,599	*
William J. Flynn	42,907	*
Stephen H. Fraser	0	*
Thomas P. Storrs	22,053	*
All Directors and executive officers as a group (including those listed above — fourteen people)	2,276,870	6.9

*	Denotes beneficial ownership of less than 1% of our common stock.

(1)	Includes shares for which the following persons have the right to acquire beneficial ownership, as of April 2, 2010, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Raymond — 259,425 shares; (ii) Mr. Avara — 30,525 shares; (iii) Mr. Keenan — 129,675 shares; (iv) Mr. Taylor — 103,925 shares; (v) Mr. Zuckerman — 30,525 shares; and (vi) and all executive officers and Directors as a group — 554,075 shares. Excludes certain unvested nonqualified stock options granted to such beneficial owner that are not deemed to be beneficially owned by such holder in accordance with the rules of the SEC.

(2)	Based on the number of shares of our common stock owned by each stockholder as set forth above and 32,764,699 shares of our common stock outstanding as of April 2, 2010. Includes 1,328,890 shares for which certain current or former employees have the right to acquire beneficial ownership, as of April 2 2010, or within 60 days thereafter, pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our Directors and executive officers, and persons who own more than 10 percent of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the reports we received regarding transactions during fiscal 2009 or written representations made by certain reporting persons, we believe that all individuals subject to the Section 16(a) reporting requirements have complied with those applicable filing requirements for the fiscal year ended December 20, 2009.

AUDIT COMMITTEE REPORT

During fiscal 2009, Thomas Storrs served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2009 were James Cameron and Alex Mandl. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Mandl and Mr. Storrs are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 20, 2009 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent registered public accounting firm, Ernst & Young LLP who are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent registered public accounting firm’s work product.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance”, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee concerning independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 20, 2009 for filing with the SEC.

This report is provided by the following independent Directors, who comprise the Audit Committee:

Thomas Storrs, Chairman
James Cameron
Alex Mandl

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advancement of Legal Expenses. Pursuant to our Certificate of Incorporation, Bylaws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our Directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law. As part of that obligation, we have advanced legal fees relating to the representation of Messrs. Raymond, Keenan, and Taylor in connection with various litigation matters pending against us related to possible antitrust violations in the domestic shipping business and shareholder litigation for alleged misstatements and omissions in connection with such possible antitrust violations, as described under “Item 3: Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 20, 2009. During fiscal 2009, we advanced a total of $1,815,896.52 on behalf of Messrs. Raymond, Keenan, and Taylor; these advancements reflect $1,007,013.98 for Mr. Raymond, $726,401.61 for Mr. Keenan, and $82,480.93 for Mr. Taylor.

Employment of Samuel T. Raymond. Samuel T. Raymond, a son of Charles G. Raymond who is the Chief Executive Officer of the Company, was employed by the Company in fiscal 2009 and received total compensation of approximately $143,000, which included base salary, bonus, annual incentive compensation, the Company’s matching contributions to the section 401(k) savings plan and health flexible spending account contributions, and the Company paid portion of health and welfare benefits.

We have adopted the Horizon Lines Code of Business Conduct and Ethics, which specifically addresses conflicts of interest. Specifically, in the section of the Code of Ethics titled “Conflicts of Interest,” the Company requires its officers, Directors and employees to refrain from having any financial or other relationship in or with a third party that does business with the Company in a situation where the officer, Director or employee has authority for the Company’s interests. See our discussions of “Corporate Governance Guidelines” and “Code of Ethics” within the disclosures entitled “BOARD AND CORPORATE LEADERSHIP — STRUCTURE, GOVERNANCE PHILOSOPHY, AND COMMITTEE ROLES” of this Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board (the “Committee”) oversees our executive compensation program. The Committee makes decisions regarding the compensation of our executives, which include the “named executives.” The named executives are our Chief Executive Officer, Chief Financial Officer and certain other executive officers. The “2009 Summary Compensation Table” at page 35 of this Proxy Statement summarizes the compensation earned by the named executives in fiscal 2009, as well as for fiscal 2007 and 2008 (if they were named executives during those earlier fiscal years).

You will find information about the Committee’s authority and its procedures in the section of this Proxy Statement captioned “Compensation Committee” on pages 10-12. That section also provides information about the role of our executives in recommending the amount or form of executive compensation and the role of the Committee’s compensation consultant, Towers Watson (formerly known as Towers Perrin).

Our Executive Compensation Philosophy

Our compensation program is intended to help us achieve strategic business objectives and to maximize our future growth and profitability. We believe that compensation should help attract, motivate and appropriately reward talented executives. In addition, compensation should be designed to focus our executives’ attention on attaining our business objectives, and promoting our growth and profitability. We also believe that having a stable executive management team is necessary to achieve our business objectives, particularly during the challenging economic environment that we and other companies in our industry currently face.

To further these goals, we have adopted a compensation philosophy based on the following core principles:

•	Executive pay should be aligned with the interests of our stockholders and with our business objectives.

•	Executive pay should be targeted at competitive levels, using compensation data for a competitive market comparator group that is relevant to the Company.

•	Executive pay should be structured as a mix of elements that include both fixed and variable compensation, as well as compensation that is earned over annual and multi-year periods.

•	Variable pay should be based on performance measures appropriate to our business and to an executive’s role and responsibilities in the Company.

•	Performance pay goals should be consistent with our overall business objectives, should include appropriate ranges of performance and, when appropriate, should allocate expected performance over our various lines of business.

Our Executive Compensation Program

The Committee has designed our executive compensation program to reflect the compensation philosophy described above. The Committee will continue to refine and adjust the program to reflect emerging best practices in executive compensation and further strengthen the linkage between performance and compensation. Our compensation program currently uses the following primary elements to compensate our executives:

Compensation Element	Objective	Characteristics

Base Salary	Rewards executives for annual performance and recognizes their individual responsibilities and contributions.	Salary levels are set and adjusted based on a consideration of competitive market data, and an executive’s responsibilities, individual performance and experience.
Annual Cash Incentive Plan	Provides variable compensation that is tied to attainment of business objectives and individual performance goals for the year.	Each executive’s annual bonus opportunity is based on one or more pre-established measures of financial performance and an assessment of individual performance for the year.
Long-Term Incentive Compensation	Long-term incentives are designed to enhance the link between the creation of stockholder value and executive pay. In addition, this element is intended to encourage executives to remain with the Company over a sustained period of time.	Awards may be stock-based, as with stock options or restricted stock awards. Awards may also be cash-based, in which case the amount of compensation payable to an executive depends in whole or in part on the level of achievement of pre-established measures of financial performance.
Retirement and Other Benefits	To allow executives to accumulate retirement savings on a tax-advantaged basis and to provide reasonable levels of other benefits that will help attract and retain key management talent.	Our executives are eligible to participate in the Company’s retirement and health and welfare benefit programs on the same basis as other non-union employees. In addition, executives historically have received certain other benefits consistent with those provided by peer companies. However, as discussed below under the heading “Other Executive Benefits,” certain executive benefits have been eliminated to refine the focus of our compensation program.

Process for Determining Executive Compensation

The Committee annually sets base salaries, establishes annual cash incentive opportunities and determines long-term incentive compensation for our executives. The process of setting compensation includes a number of considerations and processes.

Competitive Pay Positioning —

The Committee reviews both peer group data and general industry survey data (referred to collectively as “comparator group data”), and uses those data as a reference point in making executive compensation decisions. The Committee generally sets base salaries at the 50th percentile of comparator group data. In addition, the Committee typically will set total annual cash compensation (base salary plus target annual cash incentive) close to the 50th percentile of the peer group for performance that meets the Company’s annual business objectives, and between the 50th and 75th percentile of the peer group for performance that substantially exceeds annual business objectives. We have chosen the 50th percentile as the target for base salaries, and annual incentive cash compensation when we achieve our business objectives, because we believe that this is a reasonable level of total annual compensation which allows us to attract and retain executive talent. We believe that the incentive pay targets for circumstances in which we substantially exceed our business objectives are appropriate to reward exceptional performance, help contribute to a culture of high-performance and align our executives’ interests with those of our stockholders.

In 2009, Towers Watson prepared for the Committee’s review a competitive pay positioning analysis for each of the named executives (other than for Mr. Handy who had retired) and certain other executives. The report included data from published and proprietary general industry surveys, and for transportation industry peers of the Company. Towers Watson advised the Company that the compensation data for transportation industry peers were only reliable for purposes of analyzing compensation for the Chief Executive Officer (Mr. Raymond) and the Chief Financial Officer (Mr. Avara), and consequently the general industry survey data were necessary to analyze the other executives’ compensation. The peer group used in Towers Watson’s analysis consisted of the following companies:

• Alexander & Baldwin, Inc.	• Knight Transportation, Inc.
• American Commercial Lines	• Old Dominion Freight Line, Inc.
• Arkansas Best Corp.	• Quality Distribution, Inc.
• Covenant Transportation Group	• SAIA, Inc.
• Heartland Express, Inc.	• Tidewater, Inc.
• Kansas City Southern	• Universal Truckload Services, Inc.
• Kirby Corp.	• Werner Enterprises, Inc.

The companies were selected based on comparability of their annual revenue to the annual revenue of the Company, which ranged from one-half to twice the size of the Company’s annual revenue (with the Company’s annual revenue ranking at the 64th percentile of the group). The Committee approved the peer group taking into account Towers Watson’s recommendation.

Linking Pay to Business Performance —

A meaningful portion of an executive’s total compensation is based on attainment of pre-determined measures of Company or business unit performance. This portion of each executive’s compensation is “at risk.” This means that it is only earned if at least a threshold level of targeted performance is achieved. In addition, some compensation opportunities are structured so that the amount that may be earned increases in relationship to the level of performance above the designated threshold. Performance is measured, and compensation relating to such performance is paid, on both an annual basis and over longer periods of time. Final pay-outs of annual performance-based compensation are determined after an evaluation by the Committee of each executive’s individual performance and contributions during the year. Longer-term performance compensation is tied to attainment of business performance objectives and an executive’s continuous employment with the Company over a period of time, generally not less than three years.

Each year the Committee considers which measure of Company financial performance to use in setting annual and longer-term incentive compensation for our executives. The Committee has traditionally linked annual cash incentives to the attainment of objective performance measures. The Committee normally establishes the target range for performance compensation based on our internal budget targets. These budget targets are developed annually by management, are reviewed in consultation with the Board and are implemented only after approval by the Board. In establishing performance targets for incentive compensation, the Committee considers the aggressiveness of the Board-approved budget targets, the revenue and earnings growth included in the budget targets as compared to the prior year, and any significant strategic initiatives that may impact the budget targets. The Committee generally consults with the Chief Executive Officer and other senior executives, the Board and the Committee’s independent compensation consultant before setting performance levels for annual and long-term incentive compensation.

For fiscal 2009, annual cash incentive opportunities for the named executives were based on adjusted EBITDA, debt reduction, operating margin and revenue growth. For this purpose, EBITDA is a non-GAAP financial measure defined as net income plus net interest expense, income taxes, depreciation and amortization. Longer-term incentives were linked to achievement of a net income objective. For more information concerning the 2009 annual cash incentive program and the long-term stock incentives that were awarded during the year, please see pages 28-31 of this Compensation Discussion and Analysis.

Consideration of Individual Performance —

Each year the Committee assesses the individual performance of each executive, and generally considers such performance when setting an executive’s base salary and annual cash incentive compensation. Individual performance is measured both on quantitative and qualitative measures. Quantitative measures are applied to individual executives by an evaluation process that includes establishing individual objectives for each executive that support the Company’s financial and strategic targets and objectives. Qualitative measures for evaluating individual executive performance include an assessment of various leadership competencies such as effective communication, providing strategic direction, motivating others, fostering teamwork and using sound management principles. The Committee’s assessment of these qualitative measures with regard to individual executive performance is conducted primarily through conversations with the Chief Executive Officer. The Committee believes that use of individual performance measures is important because they create incentives for executives to make specific contributions to the Company’s financial growth based on their individual levels of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements —

The Committee does not have a fixed standard for determining how an executive’s total compensation is allocated among the various elements of the Company’s compensation program. Instead, the Committee uses a flexible approach so that it can structure annual and long-term incentives that are most likely to enhance stockholder value in light of current and anticipated market conditions and to reward extraordinary performance when appropriate. In setting the amounts potentially payable under the annual cash incentive plan, the Committee takes into account other annual cash compensation payable to each executive and how the total annual cash compensation paid to that executive compares to the comparator group compensation data.

The Committee also seeks to allocate a portion of total compensation to long-term stock-based compensation. The portion of total compensation allocated to stock-based compensation is determined based on a review of a variety of factors including comparator group compensation data, the stock-based compensation that has been awarded to executives in prior years and Company performance. The Committee has historically granted stock options and performance-based and time-vested restricted stock. Stock options provide executives with value only if the price of the Company stock when the option is exercised exceeds the option’s exercise price. Executives therefore have a direct incentive to increase stock price over the term of the option. Performance-based restricted stock is earned only if the specific performance measures are met. In addition, stock option and performance-based restricted stock are typically subject to vesting schedules which require the executive to remain employed over a sustained period.

For more information concerning the long-term stock incentives that were awarded to the named executives during 2009, please see page 31 of this Compensation Discussion and Analysis.

2009 Compensation Decision

2009 Base Salaries

Mr. Raymond recommended to the Committee that his base salary and the base salaries for the other named executives (except for Mr. Avara) be maintained at the same levels as in place for 2008. His recommendation was based on the Company’s decision to freeze salaries in 2008 for non-union employees to control costs in a difficult economic and operating environment, as well as management’s view that 2009 compensation should focus on incentives for improving the Company’s operating performance. Mr. Raymond recommended that an increase be considered for Mr. Avara because of strong performance in his new role a Chief Financial Officer.

The Committee evaluated Mr. Raymond’s recommendation in light of comparator group compensation data provided by Towers Watson. The Towers Watson data indicated that, with the exception of Mr. Avara,

each named executive’s base salary was within a competitive range of the 50th percentile for the comparator group. However, the data indicated that Mr. Avara’s base salary was substantially below the 50th percentile for the comparator group. The Committee increased Mr. Avara’s base salary by 12% to partially address this imbalance, and decided to make no adjustment to the base salaries for the other executives for the reasons proposed by Mr. Raymond.

Later during the year the Committee reevaluated Mr. Zuckerman’s base salary. For purposes of internal pay equity, the Committee decided to increase his base salary by 19% for the remainder of 2009. This adjustment resulted in his base salary being near the 50th percentile of the comparator group.

2009 Cash Incentive Plan Awards

With assistance from Towers Watson, the Committee conducted a reevaluation in early 2009 of its annual cash incentive practices. The Committee determined that the underlying philosophy of providing incentive opportunities above the peer group median continued to be appropriate in light of the fact that base salaries were targeted at the 50th percentile for comparator group data. However, the Committee determined that Company performance should be evaluated based on multiple criteria and that the annual incentive should also be aligned with a named executive’s specific management responsibilities. As a result, the Committee adopted the following approach:

•	Performance measures were developed that evaluated performance at a business unit level for those named executives whose responsibilities relate directly to a particular business unit.

•	Two separate performance measures were selected to measure Company-wide performance, as discussed further below.

•	The performance measures for computing each named executive’s total award opportunity under the plan were weighted to reflect his sphere of influence over Company performance.

Under this approach, the 2009 bonus opportunities for Mr. Raymond, Mr. Avara and Mr. Zuckerman were tied to EBITDA (as adjusted to exclude certain nonrecurring and extraordinary items) and to reduction of the Company’s net debt obligations. In addition, the bonus opportunities for Mr. Avara, Mr. Zuckerman and the corporate vice presidents included an individual performance measurement. The bonus opportunities for Mr. Keenan and Mr. Taylor were based on a combination of Company-wide performance measures, as well as certain measures of the financial performance of their specific lines of business and their individual performance.

The Committee selected adjusted EBITDA as a performance measure because it is an effective measure of cash generation from core business activities and it is frequently used in the transportation industry for evaluating performance in contexts other than executive compensation. Debt reduction was selected because it indicates if cash flow is being used to pay down debt and has a net effect of improving the strength of the Company’s balance sheet. EBITDA operating margin was selected as the performance criteria for the liner business because it is a primary indicator of the unit’s profitability from operations, focuses on the effectiveness of business operations and is used as a measure of the Company’s performance against industry competitors. Revenue growth was selected for the logistics business because it measures the growth rate of the market for the unit’s services, indicates the establishment of a presence in the market and is consistent with the Company’s emphasis on organic growth for this line of business.

The performance measures were weighted in the following manner:

	Corporate		Liner Business		Logistics Business		Individual
				Adjusted
				EBITDA
	Adjusted	Debt	Adjusted	Operating	Adjusted	Revenue	Performance
Executive	EBITDA	Reduction	EBITDA	Margin	EBITDA	Growth	Evaluation

Charles G. Raymond	50%	50%
(Corporate)
Michael T. Avara	40%	40%					20%
(Corporate)
John V. Keenan	10%	20%	30%	20%			20%
(Liner Business Unit)
Brian W. Taylor	10%	10%			25%	35%	20%
(Logistics Business Unit)
Robert S. Zuckerman	30%	30%					40%
(Corporate)

Target award opportunities were established for each named executive as a percentage of his 2009 base salary. The Committee set these award opportunities at or near the 75th percentile of target bonus levels indicated in the comparator group compensation data provided by Towers Watson. The specific percentages for the named executives were 95% for Mr. Raymond, 70% for Mr. Avara, 70% for Mr. Keenan, 70% for Mr. Taylor and 50% for Mr. Zuckerman.

Each named executive’s award opportunity was contingent on the Company attaining a threshold adjusted EBITDA target of $102.4 million. If this adjusted EBITDA threshold was met, funding would be computed for each business and/or individual performance measure applicable to the named executive. Funding for each of the business performance measures was determined as follows:

•	Funding of at least 50% of the target opportunity for a business performance measure, but less than 100% of target opportunity, if the minimum threshold for the business performance measure was obtained but the target level was not achieved.

•	Funding of at least 100% of the target opportunity for a business performance measure, but less than 200% of target opportunity, if the target for the business performance measure was achieved or exceeded.

•	Funding of up to 200% of target opportunity for a business performance measure if the maximum level was met or exceeded for that business performance measure.

The funding level for each named executive’s individual performance measure was set at 100% of the target opportunity if the named executive met his individual performance goals, and up to 125% of target opportunity for performance that exceeded those goals. The amount funded for each performance measure (business and individual) would then be multiplied by the percentage weighting applicable to the named executive for that performance measure, as noted in the table above. The sum of those weighted amounts would be the named executive’s earned bonus for the year. The threshold, target and maximum goals for each corporate performance set by the Committee were as follows:

			Liner
				Adjusted
	Corporate			EBITDA	Logistics
	Adjusted	Change in	Adjusted	Operating	Adjusted
Performance Level	EBITDA	Net Debt	EBITDA	Margin	EBITDA	Revenue

Threshold	$102.4	$30.2	$105.5	11.3%	$(6.5)	$41.6
Target	$128.0	$43.1	$131.9	11.9%	$(5.0)	$52.0
Maximum	$153.6	$56.1	$158.3	12.5%	$(3.5)	$62.4

The Company’s adjusted EBITDA and change in net debt obligations for 2009 each exceeded their applicable thresholds, but were less than their targets. In determining the change in net debt obligation for the year, the Committee approved an adjustment for two extraordinary and unexpected payments that arose during the year. The liner business adjusted EBITDA exceeded its threshold level, but was less than its target level, and the threshold for operating margin performance was not met. The logistics business did not meet either its adjusted EBITDA or revenue thresholds. However, because the failure of the logistics business to attain its revenue threshold was primarily due to the unexpected loss of a significant customer, the Committee exercised discretion to modify the plan’s funding standards and allowed for funding equal to 30% of the target opportunity for this business performance measure.

The Committee reviewed individual performance assessments submitted by Mr. Raymond for each of the named executives. The performance assessments evaluated each executive’s performance relative to specific financial, strategic and operational goals and included a recommended performance rating for the executive (other than for Mr. Raymond because his award opportunity under the plan was not based on an evaluation of individual performance). In addition, Mr. Raymond recommended that the Committee’s final bonus determination for each named executive be reduced by 25%, consistent with the reduction that management was recommending for all other participants in the plan. He informed the Committee that the proposed reduction was part of an overall cost reduction initiative that had been implemented due to challenging economic circumstances and unanticipated expenses associated with certain litigation matters, and that management considered the proposed reduction appropriate and consistent with the overall cost reduction initiative.

The Committee conducted its own subjective evaluation of each named executive’s performance relative to the goals indentified in Mr. Raymond’s performance assessments. The Committee generally agreed with the assessments and assigned performance ratings of between 80% and 90% of target. The final amounts paid to the named executives, after applying the funding formula described above and then reducing each named executive’s earned bonus by 25%, are shown in the “2009 Summary Compensation Table” at page 35 of this Proxy Statement.

Performance Grant for Mr. Raymond

To incentivize Mr. Raymond to help the Company achieve specific financial and strategic goals, the Committee awarded him a performance grant under the Company’s 2009 Incentive Compensation Plan. The performance grant was designed to pay additional cash compensation to Mr. Raymond if certain objectives were met during a multi-year period. The performance grant was structured to pay him cash instead of shares of Company common stock because the Committee determined that Mr. Raymond’s stock ownership levels (including shares under his outstanding stock incentive awards) adequately aligned his interests with those of our stockholders. The conditions attached to the performance grant were as follows:

•	The Company’s net income for the period beginning March 23, 2009 and ending on the last day of the 2009 fiscal year (the “Performance Period”) had to be at least $23.9 million.

•	Mr. Raymond had to achieve specific strategic objectives relating to asset deployment, business platform expansion, leadership development and succession planning during the period from March 23, 2009 to December 26, 2010.

•	Mr. Raymond had to remain in employment through December 26, 2010 (subject to certain exceptions).

•	During the period from March 23, 2009 to the last day of the 2011 fiscal year, Mr. Raymond could not sell, transfer or otherwise dispose of the shares of Company common stock that he owned or acquired during that period (excluding certain shares), or risk having to return to the Company any amounts previously paid under the performance grant.

The target amount payable under the performance grant was $1,300,000, subject to upward or downward adjustment under a formula based on the Company’s net income for the Performance Period. The amount determined under this formula was referred to as the “Attained Amount.” Under the formula, if the net income threshold was met the Attained Amount would be $650,000 (50% of the target amount). If net income for the Performance Period exceeded target, the Attained Amount would be increased to a higher percentage of the target amount based on the actual level of net income performance, up to a maximum $1,950,000 (150% of the target amount).

The Attained Amount was subject to further adjustment by the Committee to determine the amount (if any) that Mr. Raymond would ultimately earn under the performance grant. The Committee could reduce or eliminate (but not increase) the Attained Amount if the Committee determined in its discretion that Mr. Raymond had not successfully achieved any or all of the strategic objectives. In addition, the Committee could further reduce or eliminate (but not increase) the Attained Amount if the Committee determined in its discretion that a “materially adverse condition” had occurred during the period from March 23, 2009 to the last day of the 2010 fiscal year.

The Company’s net income for the year did not meet the threshold level described above. As a result, Mr. Raymond had a zero Attained Amount and therefore is not eligible to receive any payment under the performance grant.

2009 Long-Term Stock Incentive Awards

The Committee awarded shares of restricted stock to the named executives in 2009, except for Mr. Raymond, who was not awarded any restricted stock because he received the performance grant described above, and Mr. Handy who had retired. The decision to use restricted stock was influenced by a general industry trend toward greater use of full-value stock awards, the ability to better manage dilution rates and overhang levels with full-value awards, and the Committee’s desire to minimize the distortive effect of stock market cyclicality on long-term incentives. The Committee also considered the perceived value to executives of restricted stock and the impact of this perception on executive retention. Finally, the Committee determined that restricted stock could be designed to incentivize specific short-term performance that would support the Company’s longer term strategic initiatives.

Based on these considerations, the Committee granted the named executive’s two separate forms of restricted stock award. The first award was tied to attainment of a targeted level of net income for 2009 and the named executive’s continued employment for an additional two years thereafter (referred to as the “Performance-Based Award”). The second award was based on the named executive’s continued employment for a three-year service period (referred to as the “Service-Based Award”). The number of shares potentially payable under each award was determined by the Committee primarily on the basis of comparator group compensation data provided by Towers Watson. The Committee reviewed projected pay-out values for the named executive’s awards and compared those values to the historical values for long-term incentives. The Committee also considered the financial accounting cost and dilution rates in setting the award levels.

The Performance-Based Awards entitled the named executives to receive shares of Company common stock based on the level of the Company’s net income for fiscal 2009. If the Company achieved a net income level of at least $7 million, the named executives would be entitled to receive at least 50% and up to 200% of the number of shares awarded to them under their Performance-Based Awards, depending on the actual net income achieved for fiscal 2009. In addition to the Company achieving the net income threshold, the named executives were required to remain continuously employed by the Company until 2012 (subject to pro-rated vesting for retirement before the three-year period expires). The Service-Based Awards entitle the named executives to receive a specified number of shares of Company common stock if they remain continuously employed by the Company for three years (subject to pro-rated vesting for retirement, similar to the Performance-Based Awards). Dividends on the shares underlying both the Performance-Based Awards and the Service-Based Awards were to be accrued and paid, without interest, at the time that the underlying shares vested, and are forfeited if the underlying shares were not earned or were forfeited.

The Company’s net income for 2009 did not meet the assigned threshold under the Performance-Based Awards. Therefore, the named executives did not earn any shares under their Performance-Based Awards. Please see the “2009 Grants of Plan-Based Awards Table” on page 37 for more information concerning these awards, including the specific number of shares assigned to each of the named executives’ awards.

Other Executive Benefits

As in prior years, the named executives received certain other benefits in 2009. These benefits consisted of:

•	reimbursement of premiums for supplemental term life insurance

•	reimbursement of country club, airline club and social club dues

•	reimbursement of annual physical exam expenses

•	reimbursement of tax and financial planning consultation expenses

•	reimbursement of home security system costs

•	an automobile allowance

•	reimbursement or payment of relocation expenses

•	reimbursement of spousal travel expenses, if such travel is warranted for business reasons

•	tax equalization and/or tax gross-up payments on certain expenses and benefits listed above

In the latter half of 2009, the Committee conducted a comprehensive review of these benefits to evaluate their continuing appropriateness in promoting the Company’s overall compensation philosophy. The Committee determined that while the aggregate value of these benefits was not unreasonable, and that they may have a role in attracting and retaining executives, these benefits do not directly align executives’ interests with those of stockholders and do not actively promote attainment of the Company’s business objectives. In addition, the Committee noted the increasing public perception that certain of these benefits, such as tax “gross-up” payments, are not appropriate forms of compensation. Consequently, the Committee decided to eliminate each of these benefits effective in 2010.

Because of the Company’s historical use of these benefits, and the fact that they would be eliminated immediately, the Committee decided that it would be appropriate to provide each named executive a one-time increase in his base salary to partially adjust for the elimination. However, no adjustment was made for the elimination of tax “gross-up” payments. The aggregate amount of the base salary increases was significantly less than the total value of the eliminated benefits. These base salary increases became effective January 1, 2010 and were as follows:

Executive	Amount of Increase

Charles G. Raymond	$25,000
Michael T. Avara	$15,000
John V. Keenan	$15,000
Brian W. Taylor	$15,000
Robert S. Zuckerman	$0

Information concerning the amount of the benefits provided during 2009 to the named executives is contained in the “Other Benefits Table” on page 36.

Employment and Separation Agreements

We generally do not enter into employment agreements or severance agreements with active employees. It is our view that the existing components of our compensation program are sufficient to attract, properly compensate and retain key executives, and that additional contractual compensation commitments are unnecessary as a general matter. However, two of our named executives are parties to agreements that were entered into prior to the time we became a publicly traded company. At that time, the Company believed that employment and severance agreements were important to recruit and retain key executive talent. The Committee and management have reassessed that policy and have not entered into employment or severance agreements with any executives since we became a publicly traded company. The Committee will continue to evaluate this policy in future years.

Please see the section captioned “Potential Payments Upon Termination” at page 40 for more information concerning the agreements that we have historically had in place with Mr. Keenan and Mr. Zuckerman.

We entered into a retirement agreement and a consulting agreement with Mr. Handy in connection with his retirement in early 2009. The retirement agreement provided him with a cash payment, accelerated vesting of certain outstanding stock option and restricted stock awards and an extension of the exercise period of his outstanding stock options. The retirement agreement was entered into for the purpose of rewarding Mr. Handy for his help in responding to a significant government investigation and in consideration of his agreeing not to compete with us, recruit our employees, do business with our business partners or disclose non-public or confidential information about us following his retirement. The consulting agreement provided him with a quarterly fee of $10,000 for certain consulting services and was in place until the fourth quarter of 2009. The consulting agreement was designed to provide us with continuing access to Mr. Handy’s expertise in government contracting matters. More information concerning these agreements is contained in the section captioned “Retirement and Consulting Agreements with Mr. Handy” at page 38.

Retirement and Other Benefits

During 2009, each named executive participated in a tax-qualified Section 401(k) savings plan covering all of our non-union employees and certain other broad-based benefits programs. The plan provides a matching contribution on each employee’s contributions made to the plan. For the first nine months of 2009, the matching contribution was 100% of an employee’s contributions, up to a maximum contribution of 6% of the employee’s annual base salary. As a result of various cost reduction initiatives implemented during 2009, the Company changed the matching contribution, beginning in the fourth quarter of 2009, to 50% of an employee’s contributions, up to a maximum contribution of 3% of the employee’s annual base salary. The Company’s other benefit plans primarily include health care insurance and related benefits, group life insurance, disability, tuition assistance, and an employee stock purchase plan which currently allows eligible employees to purchase Company stock at a 10% discount. The Company does not maintain any defined benefit pension plans or any nonqualified deferred compensation arrangements for its executives.

Other Compensation Policies

Executive Stock Ownership Requirements —

To directly align the interests of executives with the interests of the stockholders, the Committee approved a stock ownership program that requires certain executives, including the named executives, to maintain a minimum equity ownership interest in the Company. These stock ownership guidelines apply to each Company executive who is at a vice president level or above. Each executive’s required level of stock ownership is determined based on a multiple of the executive’s annual base salary and is then converted to a fixed number of shares of the Company’s common stock using a 365-day average closing price per share. The base salary multiple varies depending upon the executive’s position. Executives are required to achieve their required ownership level within five years of becoming subject to such guidelines. Once the required ownership level has been achieved, an executive is expected to maintain this minimum level of ownership until such time as the executive is no longer subject to the stock ownership guidelines. An executive ceases to be subject to the stock ownership guidelines when the executive’s employment with the Company terminates or if the executive’s position with the Company changes to a position that is not subject to the stock ownership guidelines. If an executive does not meet or maintain the executive’s required ownership level within the required timeframe, then the executive’s participation in any stock-based long-term incentive plan may be restricted, at the discretion of the Committee.

The required stock ownership levels for each of the named executives are based on the following base salary multiples:

•	Charles G. Raymond	5 times base salary
•	Michael T. Avara	3 times base salary
•	John W. Handy	No longer applicable after his retirement
•	John V. Keenan	3 times base salary
•	Brian W. Taylor	3 times base salary
•	Robert S. Zuckerman	1 times base salary

Each of the named executives was in compliance with this policy during 2009. In accordance with the terms of the policy, Mr. Avara is required to fully comply with the minimum holding requirement by 2013.

Tax and Financial Accounting Considerations —

The Committee considers the anticipated tax treatment to the Company and to the individual executives of various compensation payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation. For these and other reasons, the Company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

We regularly consider the financial accounting implications of our compensation program. However, the Committee and the Company do not determine the compensation payable to executives and employees solely on the basis of the accounting expense for such compensation.

Stock Compensation Grant Practices —

The Committee administers our stock compensation plans and approves all awards under those plans. These plans are the amended and restated Equity Incentive Plan and the 2009 Incentive Compensation Plan. The grant date of awards under the plans is the date of the Committee meeting on which the award is approved, or a future date that the Committee may designate. The Committee does not grant stock options with an exercise price that is less than the closing price of the Company’s common stock on the grant date or grant stock options which are priced on a date other than the grant date, unless for some reason the grant date is a future date, in which case the closing price for that future date is used to determine the exercise price of stock options granted on that date.

COMPENSATION COMMITTEE REPORT

Management prepared the Compensation Discussion and Analysis describing the Company’s compensation program for executives, which includes the Company’s named executives. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent Directors, who comprise the Compensation Committee.

James G. Cameron, Chairman
Vernon E. Clark
Dan A. Colussy
William J. Flynn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent Directors listed above under “Corporate Governance and Our Board, Committees, Directors, and Executives” and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

2009 SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Charles G. Raymond	2009	640,000	—	—	—	328,320	127,127	1,095,447
Chairman, Chief Executive	2008	640,000	—	219,450	101,250	—	103,435	1,064,135
Officer and President	2007	635,833	—	3,002,658	317,400	—	101,769	4,057,660
(Principal Executive Officer)
Michael T. Avara(6)	2009	272,500	—	169,000	—	111,132	45,988	598,620
Senior Vice President and	2008	230,972	—	146,300	60,750	—	27,252	465,274
Chief Financial Officer (Principal Financial Officer)
John W. Handy(7)	2009	29,833	—	—	—	—	425,163	454,996
Executive Vice President	2008	358,000	—	146,300	81,000	—	60,532	645,832
	2007	355,833	—	335,100	158,700	—	151,567	1,001,200
John V. Keenan	2009	325,000	—	169,000	—	107,494	63,937	665,431
Senior Vice President and	2008	325,000	—	146,300	60,750	—	55,022	587,072
Chief Operating Officer	2007	286,333	—	251,325	158,700	—	43,162	739,520
Brian W. Taylor	2009	325,000	—	169,000	—	69,786	55,085	618,871
Senior Vice President,	2008	325,000	—	146,300	60,750	—	48,093	580,143
International Services	2007	282,667	—	251,325	158,700	—	58,944	751,636
Robert S. Zuckerman(8)	2009	246,167	21,000	50,700		81,675	27,220	426,762
Senior Vice President, General Counsel and Secretary

(1)	Amounts shown represent base salary paid during the fiscal year. Annual base salary adjustments generally become effective after they are approved, and typically do not coincide with the beginning of the fiscal year.

(2)	This column shows a discretionary bonus paid during fiscal 2009 in recognition of individual performance during fiscal 2008.

(3)	These columns show the total grant date fair value of awards granted to the named executives in fiscal 2007, 2008 and 2009, determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The values reported for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date of the award. If achievement of the highest level of performance conditions as of the grant date is used (instead of probable outcome), the value of the 2009 stock awards for the named executives would be as follows: Mr. Avara — $253,500; Mr. Keenan — $253,500; Mr. Taylor — $253,500; Mr. Zuckerman — $63,375. For a discussion of assumptions used in calculating award values, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 20, 2009, as filed with the SEC. See the “2009 Grants of Plan-Based Awards Table” at page 37 for additional information concerning the awards.

(4)	This column shows the amounts actually earned by the named executive officers under the fiscal 2009 cash incentive plan. The named executives did not earn any amounts under the cash incentive plans in place for fiscal 2008 or fiscal 2007, respectively. See the “2009 Grants of Plan-Based Awards Table” at page 37 for more information about the 2009 cash incentive plan award for each named executive.

(5)	See the All Other Compensation Table and Other Benefits Table below for a description of the amounts shown in this column.

(6)	Mr. Avara was promoted to Senior Vice President and Chief Financial Officer in fiscal 2008. He was not a named executive for fiscal 2007.

(7)	Mr. Handy retired effective as of January 31, 2009. He performed consulting services for the Company after his retirement under the terms of a consulting agreement. For more information, see “Retirement and Consulting Agreements with Mr. Handy” on page 38.

(8)	Mr. Zuckerman was not a named executive for fiscal 2007 or 2008.

All Other Compensation Table

The following table describes each component of the All Other Compensation column of the 2009 Summary Compensation Table.

			Payments Relating
		Tax	to Employee Savings
	Other Benefits(1)	Payments(2)	Plan(3)	Total
Name	($)	($)	($)	($)

Charles G. Raymond	89,677	22,750	14,700	127,127
Michael T. Avara	30,294	1,444	14,250	45,988
John W. Handy	421,776	1,597	1,790	425,163
John V. Keenan	42,677	6,560	14,700	63,937
Brian W. Taylor	35,084	5,301	14,700	55,085
Robert S. Zuckerman	11,956	3,931	11,333	27,220

(1)	Information regarding the nature and the amount of these benefits is contained in the Other Benefits Table below.

(2)	This column shows amounts reimbursed for the payment of taxes with respect to individual life insurance premiums, country club dues and initiation costs, and tax equalization adjustments. See the Other Benefits Table below for the incremental costs associated with providing these services.

(3)	This column shows the Company matching contribution to the named executive’s section 401(k) savings plan account for the calendar year ending December 31, 2009. Matching contributions are made on a calendar year basis up to a maximum of 6.0% of the named executive’s pay, subject to certain legal limits.

Other Benefits Table

The following table describes other benefits and the cost to the Company of providing those benefits. The total amount of these other benefits is included in the All Other Compensation Table above for each named executive.

				Dividends on		Amounts
		Executive	Term Life	Unvested	Payments for	Paid Under
	Country	Automobile	Insurance	Restricted	Consulting	Retirement
	Club(1)	Allowance	Policy	Stock(2)	Services(3)	Agreement(4)	Other(5)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Charles G. Raymond	22,380	12,000	6,053	40,025	—		9,219	89,677
Michael T. Avara	—	12,000	481	15,400	—		2,413	30,294
John W. Handy	1,895	1,000	—	5	30,000	388,881	—	421,781
John V. Keenan	9,565	12,000	2,986	15,400	—		2,726	42,677
Brian W. Taylor	6,313	12,000	1,056	15,400	—		315	35,084
Robert S. Zuckerman	—	—	6,566	5,390	—	—	—	11,956

(1)	This column shows the total amount reimbursed for monthly country club membership dues and initiation fees.

(2)	This column shows the amount of dividends paid to the named executives on unvested restricted stock awards during the 2009 fiscal year and the amount of dividends earned on unvested restricted stock awards during the year, but which will not be paid until those awards vest (plus any related interest that accrued during the year on the earned but unpaid dividends).

(3)	This column shows the amount of payments made to Mr. Handy in fiscal 2009 for services that he provided to the Company during that year under a consulting agreement that he and the Company entered into in connection with his retirement. For more information, see “Retirement and Consulting Agreements with Mr. Handy” on page 38.

(4)	This column shows the lump-sum payment made to Mr. Handy in fiscal 2009 under his retirement agreement with the Company. For more information, see “Retirement and Consulting Agreements with Mr. Handy” on page 38.

(5)	This column shows the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. These other benefits consist of: (i) financial counseling and tax preparation, (ii) home security system, (iii) automobile insurance, (iv) airline and other club dues, (v) annual executive physical examination, and (vi) imputed earnings derived from travel provided to the executive and/or their immediate family members.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information about equity and non-equity awards granted to the named executives in fiscal 2009.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Grant
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Value of
		Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Option
Name	Date(1)	($)	($)	($)	(# shares)	(# shares)	(# shares)	(#)(4)	(#)(5)	Awards(6)

Charles G. Raymond	3/6/2009	304,000	608,000	1,216,000	—	—	—	—	—	—
	5/14/2009	650,000	1,300,000	1,950,000	—	—	—	—	—	—
Michael T. Avara	3/6/2009	98,000	196,000	392,000	—	—	—	—	—	—
	3/18/2009	—	—	—	—	—	—	25,000	—	84,500
	3/18/2009	—	—	—	12,500	25,000	50,000	—	—	84,500
John W. Handy	N/A	—	—	—	—	—	—	—	—	—
John V. Keenan	3/6/2009	113,750	227,500	455,000	—	—	—	—	—	—
	3/18/2009	—	—	—	—	—	—	25,000	—	84,500
	3/18/2009	—	—	—	12,500	25,000	50,000	—	—	84,500
Brian W. Taylor	3/6/2009	113,750	227,500	455,000	—	—	—	—	—	—
	3/18/2009	—	—	—	—	—	—	25,000	—	84,500
	3/18/2009	—	—	—	12,500	25,000	50,000	—	—	84,500
Robert S. Zuckerman	3/6/2009	68,750	137,500	275,000	—	—	—	—	—	—
	3/18/2009	—	—	—	—	—	—	11,250	—	38,025
	3/18/2008	—	—	—	1,875	3,750	7,500	—	—	12,675

(1)	This column shows the grant date of all plan-based awards granted in fiscal 2009.

(2)	These columns show the potential payment under each named executive’s 2009 cash incentive plan award. The amounts actually paid under each award are shown in the “Non-Equity Incentive Plan Compensation” column of the “2009 Summary Compensation Table” on page 35. For Mr. Raymond, these columns also show the potential payment under a performance grant that was awarded to him under the Company’s 2009 Incentive Compensation Plan. The threshold performance conditions for that performance grant were not met. Consequently, Mr. Raymond will not receive any payment under that performance grant. The performance conditions and other criteria for all of these awards are described in the Compensation Discussion and Analysis beginning on page 23.

(3)	These columns show the number of shares that would vest under performance-based restricted stock awards granted in fiscal 2009, assuming satisfaction of performance measures and vesting conditions. The performance measures, vesting conditions and other criteria for the awards are described in the Compensation Discussion and Analysis beginning on page 23.

(4)	This column shows the number of shares of time-vesting restricted stock awards granted in fiscal 2009 to each named executive. These shares will vest three years after the date of grant if the named executive remains in continuous employment to the vesting date.

(5)	None of the executive officers were awarded stock options in fiscal 2009.

(6)	This column shows the individual grant date fair value of the stock awards granted to the named executives in fiscal 2009. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The values reported for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date of the award. The amounts shown were determined in accordance with FASB ASC Topic 718. For a discussion of assumptions used in calculating the stock award values, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 20, 2009, as filed with the SEC.

Employment Agreement with Mr. Keenan.  Mr. Keenan is party to an employment agreement with Horizon Lines, LLC (“Horizon Lines”), a wholly-owned subsidiary of the Company. The agreement provides for an initial base salary of $243,000, subject to increase as determined by the Compensation Committee, and a discretionary bonus under the Company’s annual cash incentive plan of between 30% and 102% of his base salary. For fiscal 2009, the Compensation Committee exercised discretion to set his target opportunity under the cash incentive plan at 70% of base salary. Mr. Keenan’s employment agreement also entitles him to participate in employee benefit plans applicable to the senior officers of the Company, annual vacation and reimbursement for reasonable travel and other business expenses. He is entitled to certain termination payments and benefits if his employment terminates without cause. For additional information concerning these termination payments and benefits, see “Potential Payments Upon Termination” at page 40.

Retirement and Consulting Agreements with Mr. Handy.  In connection with his termination of employment in January 2009, Mr. Handy entered into a retirement agreement and a consulting agreement with the Company. The retirement agreement provided for certain payments and benefits in recognition of his past services and in consideration of his consent to certain post-termination restrictions and a release of claims. These consisted of a lump-sum cash payment of $388,881, full vesting of 70,000 shares of unvested restricted stock and a lump-sum cash payment of $18,886 for accrued but unpaid dividends on a portion of the 70,000 shares of restricted stock (plus earnings on those accrued dividends). In addition, outstanding stock options were fully vested and made immediately exercisable as of his retirement, and the exercise periods for those stock options were extended to the options’ expiration dates. Under the terms of the consulting agreement, Mr. Handy was entitled to a $10,000 quarterly fee and reimbursement of reasonable direct expenses that he incurred in connection with providing consulting services to the Company. The consulting agreement was terminated during the fourth quarter of 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the stock option and stock awards held by the named executives as of December 20, 2009. This information includes unexercised stock options, both vested and unvested, and unvested restricted stock awards. Each equity award is separately shown for each named executive. The vesting schedule for each equity award is shown immediately following the table based on the date on which the equity award was granted and based on whether it is a stock option award or a restricted stock award. The market value of restricted stock awards is based on the closing price of Company common stock as of December 18, 2009 (the last market trading date during the Company’s 2009 fiscal year), which was $5.42.

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan Awards:
											Market or
										Equity Incentive	Payout Value
			Number of	Number of				Number of		Plan Awards:	of Unearned
			Securities	Securities				Shares or	Market Value of	Number of	Shares, Units
			Underlying	Underlying	Option			Units of	Shares or Units of	Unearned Shares,	or Other
			Unexercised	Unexercised	Exercise	Option		Stock That	Stock That	Units or Other	Rights That
	Option		Options (#)	Options (#)	Price	Expiration	Stock	Have Not	Have Not	Rights That Have	Have Not
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Grant Date	Vested (#)	Vested ($)	Not Vested (#)	Vested ($)

Charles G. Raymond	9/27/2005	(b)	124,000	—	$10.00	9/27/2015	—	—	$—	—	$—
	4/7/2006		105,425	—	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	30,000	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		—	25,000	14.63	4/24/2018	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	15,000	81,300
	—		—	—	—	—	6/28/2007	75,965	411,730	—	—
	—		—	—	—	—	4/24/2008	—	—	15,000	81,300

Michael T. Avara	9/27/2005	(b)	12,400	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		10,625	—	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	7,500	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		—	15,000	14.63	4/24/2018	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	1,000	5,420
	—		—	—	—	—	4/24/2008	—	—	10,000	54,200
	—		—	—	—	—	3/18/2009	25,000	135,500	—	—

John W. Handy(1)	4/7/2006		60,000	—	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		20,000	—	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		15,000	—	14.63	4/24/2018	—	—	—	—	—

John V. Keenan	9/27/2005	(a)	13,125	—	10.00	9/27/2015	—	—	—	—	—
	9/27/2005	(b)	54,800	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		46,750	—	12.54	4/7/2006	—	—	—	—	—
	3/26/2007		—	15,000	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		—	15,000	14.63	4/24/2018	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	7,500	40,650
	—		—	—	—	—	4/24/2008	—	—	10,000	54,200
	—		—	—	—	—	3/18/2009	25,000	135,500	—	—

Brian W. Taylor	9/27/2005	(a)	4,375	—	10.00	9/27/2015	—	—	—	—	—
	9/27/2005	(b)	37,800	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		46,750	—	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	15,000	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		—	15,000	14.63	4/24/2018	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	7,500	40,650
	—		—	—	—	—	4/24/2008	—	—	10,000	54,200
	—		—	—	—	—	3/18/2009	25,000	135,500	—	—

Robert S. Zuckerman	9/27/2005	(b)	12,400	—	10.00	9/27/2015	—	—	—	—	—
	4/7/2006		10,625	—	12.54	4/7/2016	—	—	—	—	—
	3/26/2007		—	7,500	33.51	3/26/2017	—	—	—	—	—
	4/24/2008		—	7,000	14.63	4/24/2018	—	—	—	—	—
	—		—	—	—	—	3/26/2007	—	—	1,000	5,420
	—		—	—	—	—	4/24/2008	—	—	1,000	5,420
	—		—	—	—	—	3/18/2009	11,250	60,975	—	—

(1)	In connection with Mr. Handy’s retirement from the Company in 2009, the stock option awards listed above were fully vested and the exercise periods of those stock options were extended to the options’ expiration dates.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

9/27/2005(a)	100% vested in 2006
9/27/2005(b)	100% vested in 2008
4/7/2006	100% vested in 2009
3/26/2007	100% vests in 2010; prorated early vesting for retirement after age 59 1/2.
4/24/2008	100% vests in 2011; prorated early vesting for retirement after age 59 1/2.

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule

2/1/2006	100% vests in 2011
3/26/2007	All of these shares were forfeited in 2010 because the 2009 earnings per share performance target was not met.
6/28/2007	100% vests in 2009
4/24/2008	100% vests in 2011 if the Company’s earnings per share for fiscal 2010 meets or exceed a target tied to a 15% compound annual rate of growth. If this condition is not met, 100% may vest in 2012, 2013 or 2014 if the executive remains in continuous employment to such dates and the Company’s earnings per share for the immediately prior fiscal year meets the 15% compound annual rate of growth target. Prorated early vesting for retirement after age 59 1/2 if performance condition also is met.
3/18/2009	100% vests in 2012; prorated early vesting for retirement when age plus years of service equals or exceeds 75.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information for the named executives regarding stock options that were exercised during fiscal 2009 and shares acquired under stock awards that vested in fiscal 2009.

Stock Awards
	Option Awards		Number of
	Number of		Shares
	Shares		Acquired on
	Acquired on	Value Realized on	Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Charles G. Raymond	—	—	—	—
Michael T. Avara	—	—	—	—
John W. Handy(1)	—	—	70,000	240,800
John V. Keenan	—	—	—	—
Brian W. Taylor	—	—	—	—
Robert S. Zuckerman	—	—	—	—

(1)	These are shares of restricted stock that fully vested in connection with Mr. Handy’s retirement from the Company in 2009. For more information, see “Retirement and Consulting Agreements with Mr. Handy” on page 38.

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreement with Mr. Keenan.  Mr. Keenan is entitled to certain payments and benefits under his employment agreement if his employment is terminated by Horizon Lines or the Company without Cause. “Cause” for this purpose means termination of Mr. Keenan’s employment by Horizon Lines or the Company due to his failure to substantially perform the duties of his position; his failure to comply with or carry out any lawful and reasonable directive of the Board, the board of directors of Horizon Lines, or the Chief Executive Officer of Horizon Lines; his material breach of the Company’s Code of Business Conduct and Ethics; his conviction, plea of no contest or imposition of unadjudicated probation for any felony other than a traffic violation or purely as a result of his title or position; his unlawful use or possession of illegal drugs; or his commission of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against Horizon Lines or the Company. Mr. Keenan must be given advance notice and a specified period to remedy certain of these events before his employment can be terminated for Cause.

If Mr. Keenan’s employment is terminated without Cause, Mr. Keenan is entitled to receive an amount equal to his annual base salary in effect immediately prior to his termination, payable over a twelve month period following Mr. Keenan’s termination of employment in accordance with the Company’s normal payroll practices. For one year following the date of his termination of employment, Mr. Keenan is also entitled to continue coverage for himself and his eligible dependents under all Horizon Lines group health benefit plans in which he and his dependents were participants immediately prior to the date of his termination of employment. Mr. Keenan is entitled to the severance benefits described above only if he executes a general waiver and release.

If Mr. Keenan’s employment terminates for any other reason during the term of the agreement, including non-extension of the term by Mr. Keenan or Horizon Lines, Mr. Keenan’s resignation for any reason, Mr. Keenan’s termination by Horizon Lines or the Company for Cause, or Mr. Keenan’s death or disability, Mr. Keenan is entitled only to his accrued unpaid annual base salary through the date of termination, plus any accrued unpaid vacation pay and any unpaid amounts arising through the date of termination under any employee benefit plans in which Mr. Keenan participates. Mr. Keenan is subject to non-competition and non-solicitation restrictions following termination of his employment for any reason.

The following table describes the potential termination payments and benefits under Mr. Keenan’s employment agreement. The amounts shown were computed based on the assumption that he terminated employment on December 20, 2009 with a base salary of $325,000.

						Non-
		Non-	Resignation			Extension of
Executive Benefits and	Resignation	Extension of	Without		Termination	Term by the		Death
Payments Upon	for Good	Term by the	Good	Termination	Without	Company	Disability	Termination
Separation	Reason ($)	Executive ($)	Reason ($)	for Cause ($)	Cause ($)	($)	Termination ($)	($)

Compensation:
Severance	—	—	—	—	325,000	—	—	—
Benefits & Perquisites:(1)
Health Plan Continuation	—	—	—	—	17,719	—	—	—
Total	—	—	—		342,719	—	—	—

(1)	No perquisites or benefits are provided to Mr. Keenan following termination of employment except that for one year following termination of employment, Mr. Keenan and any of his dependents may continue to participate in Company-sponsored group health plans in which they were entitled to participate immediately prior to termination. The value of this benefit was determined based on accounting standards for postretirement health benefits (FAS 106).

Severance Agreement with Mr. Zuckerman.  Mr. Zuckerman is party to a severance agreement with Horizon Lines (which is a wholly-owned subsidiary of the Company). The agreement provides that if he is terminated by Horizon Lines without Cause within twenty four (24) months following a Liquidity Event, as those terms are defined in the severance agreement, Horizon Lines will continue to pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the one-year severance period. During the 24-month period following termination of his employment, Mr. Zuckerman is subject to certain noncompetition and confidentiality restrictions.

A “Liquidity Event” is defined in the agreement as the consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the Horizon Lines board that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of that board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

The following table describes the potential termination payments and benefits under Mr. Zuckerman’s severance agreement. The amounts shown were computed based on the assumption that he terminated employment on December 20, 2009 with a base salary of $275,000.

						Non-
		Non-	Resignation			Extension of
Executive Benefits and	Resignation	Extension of	Without		Termination	Term by the		Death
Payments Upon	for Good	Term by the	Good	Termination	Without	Company	Disability	Termination
Separation	Reason ($)	Executive ($)	Reason ($)	for Cause ($)	Cause ($)	($)	Termination ($)	($)

Compensation:
Severance	—	—	—	—	275,000	—	—	—
Benefits & Perquisites:(1)
Health Plan Continuation	—	—	—	—	11,271	—	—	—
Total	—	—	—	—	286,271	—	—	—

(1)	No perquisites or benefits are provided to Mr. Zuckerman following termination of employment except that for one year following termination of employment, he may continue to medical coverage. The value of this benefit was determined based on accounting standards for postretirement health benefits (FAS 106).

Stock Option and Restricted Stock Awards for Mr. Raymond.  If Mr. Raymond had retired on December 20, 2009, certain unvested stock options would have vested and become exercisable. The intrinsic value of those stock options would have been $0 based on the $5.42 closing price of Company common stock of as of December 18, 2009 (the last market trading date during the Company’s 2009 fiscal year). In addition, if Mr. Raymond’s employment had been terminated by the Company without cause on December 20, 2009, he would have become 100% vested in 75,965 shares of restricted stock. Based on the December 18, 2009 closing price, the value of the vested shares of restricted stock would have been $411,730.

Life Insurance Benefit for Mr. Raymond.  If Mr. Raymond had died on December 20, 2009, his survivor would have received $850,000 under a supplemental term life insurance policy, the premiums for which were reimbursed by the Company. For a description of the premiums reimbursed and the tax payments made by the Company with respect to this supplemental term life insurance policy, see the “All Other Compensation Table” on page 36 and the “Other Benefits Table” on page 36.

2009 NON-MANAGEMENT DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve as non-management Directors of the Board. Director compensation is reviewed annually by the Compensation Committee with assistance from its compensation consultant, Towers Watson (formerly Towers Perrin). Changes in Director compensation are made when the Board determines that such changes are appropriate.

During fiscal 2009, the annual retainer fee paid to each non-management Director was $50,000. Each non-management Director also received a restricted stock award of approximately $60,000. Each Committee chair received an additional retainer fee and the Independent Lead Director received an additional retainer fee and restricted stock award, as described in the footnotes to the table below. All members of the Board are reimbursed for actual expenses incurred in connection with attendance at Board and committee meetings.

	Fees Earned		All Other
	or Paid in	Stock	Compensation
Name	Cash ($)	Awards ($)(1)	($)(2)	Total ($)

James G. Cameron	50,000	59,998	3,701	113,699
Vernon E. Clark	50,000	59,998	5,235	115,233
Dan A. Colussy(3)	52,500	59,998	3,701	116,199
James W. Down(4)	53,750	59,998	5,489	119,237
William J. Flynn(5)	111,250	114,997	10,107	236,354
Alex J. Mandl	50,000	59,998	5,235	115,233
Norman Y. Mineta	50,000	59,998	5,489	115,487
Thomas P. Storrs(6)	65,000	59,998	5,235	130,233

(1)	These amounts are the grant date fair value of the 12,320 shares of restricted stock awarded to each non-management Director on June 12, 2009. The amount shown for Mr. Flynn also includes the grant date fair value of an additional award of 15,235 shares of restricted stock he received on June 19, 2009 as compensation for serving as Lead Independent Director. All awards are subject to a one year vesting requirement (with pro-rata vesting if the Director dies or is disabled before the end of the one year period). Grant date fair value of these awards was determined in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Each of the non-management directors held 12,320 shares of unvested restricted stock as of December 20, 2009, except William J. Flynn who held 27,555 shares of unvested restricted stock as of December 20, 2009.

(2)	This column shows the amount of dividends paid to the Directors on unvested restricted stock awards during the 2009 fiscal year and the amount of dividends earned on unvested restricted stock awards during the year but which will not be paid until those awards vest.

(3)	Includes a fee of $2,500 for serving as chair of the Nominating and Corporate Governance Committee for approximately six months.

(4)	Includes a fee of $3,750 for serving as chair of the Compensation Committee for approximately six months.

(5)	Includes a fee of $55,000 for serving as Lead Independent Director, a fee of $3,750 for serving as chair of the Compensation Committee for approximately six months, and a fee of $2,500 for serving as chair of the Nominating and Corporate Governance Committee for approximately six months.

(6)	Includes a fee of $15,000 for serving as chair of the Audit Committee.

Share Ownership Requirements.  The Board has established equity ownership guidelines for all non-management Directors that require them to hold shares of Company stock equal in value to three times their annual retainer. This ownership level must be attained within five years of the Director’s election to the Board. None of the non-management Directors have completed five years of service on the Board. As a result, the level of stock ownership required under the policy does not yet apply to the non-management Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE 2011 PROXY STATEMENT

We currently expect to hold our 2011 Annual Meeting of Stockholders in June 2011. In order to be eligible for inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company’s Corporate Secretary at the Company’s principal executive offices at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211 no later than December 10, 2010 (the date that is 120 days before the first anniversary of the date hereof). Rule 14a-8, as prescribed by the SEC pursuant to the Securities Exchange Act of 1934, sets forth further procedures that a stockholder must follow for a proposal to be considered for inclusion as well as those circumstances under which a proposal may be excluded.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2011 ANNUAL MEETING

Should a stockholder desire to nominate a candidate for director or propose any other business at the 2011 Annual Meeting outside of the process outlined above for inclusion of such nomination or proposal in the Proxy Statement, such stockholder must give us timely written notice. This notice must comply with applicable laws and our Bylaws. Copies of our Bylaws are available to stockholders free of charge on request to our Corporate Secretary at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. They are also available on our website at http://www.horizonlines.com.

To be timely, notice shall be delivered to our Secretary on or before January 9, 2011 but no earlier than December 10, 2010 (a date that is not less than 90 days nor more than 120 days prior to the date which is the first anniversary of the date on which the Company first mailed its proxy materials for the 2010 Annual Meeting); provided, that, in the event the date of the 2011 Annual Meeting is more than 30 days before or after the anniversary date of the 2010 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2011 Annual Meeting and not later than the close of business on the date that is the later of (i) 90 days before the 2011 Annual Meeting or (ii) 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

ANNUAL MEETING OF STOCKHOLDERS OF HORIZON LINES, INC. June 1, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.horizonlines.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. TO ELECT AS CLASS II DIRECTORS THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE A THREE-YEAR TERM ON THE COMPANY’S BOARD OF DIRECTORS; O Vern Clark O William J. Flynn O Stephen H. Fraser 2. To ratify the action of the Company’s Audit Committee in appointing Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 26, 2010; and 3. To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 060110

ANNUAL MEETING OF STOCKHOLDERS OF
HORIZON LINES, INC.
June 1, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Telephone - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.horizonlines.com
↓		↓
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

■ 20330000000000000000 9	060110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT AS CLASS II DIRECTORS THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE A THREE-YEAR TERM ON THE COMPANY’S BOARD OF DIRECTORS;				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Vern Clark O William J. Flynn O Stephen H. Fraser		2. To ratify the action of the Company’s Audit Committee in appointing Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 26, 2010; and	☐	☐	☐
3. To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

☐ ■
HORIZON LINES, INC.
2010 ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned appoints Robert S. Zuckerman, Esq. and Michael T. Avara, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Horizon Lines, Inc. held of record by the undersigned on April 2, 2010, at the 2010 Annual Meeting of Stockholders of Horizon Lines, Inc. to be held on June 1, 2010, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote in favor of Proposal 1 and Proposal 2.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

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